Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
AMONG
DELEK US HOLDINGS, INC.,
DELEK HOLDCO, INC.,
DIONE MERGECO, INC.,
ASTRO MERGECO, INC.,
AND
ALON USA ENERGY, INC.

DATED AS OF
JANUARY 2, 2017

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of January 2, 2017 (this “Agreement”), is entered into by and among Delek US Holdings, Inc., a Delaware corporation (“Parent”), Delek Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“HoldCo”), Dione Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Parent Merger Sub”) and Astro Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Astro Merger Sub” and, together with HoldCo and Parent Merger Sub, the “HoldCo Parties”), and Alon USA Energy, Inc., a Delaware corporation (the “Company”). Each of the HoldCo Parties and Parent may be referred to herein individually as a “Buyer Party” and collectively as the “Buyer Parties.” Each of HoldCo, Parent, the Company, Parent Merger Sub and Astro Merger Sub may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the board of directors of the Company (the “Company Board”) previously formed a special committee (the “Independent Director Committee”) consisting only of directors that are independent and disinterested from Parent;
WHEREAS, the board of directors of Parent (the “Parent Board”), has unanimously approved and declared advisable, fair to, and in the best interest of Parent and Parent’s stockholders, this Agreement and the Merger Transactions (as defined below), including the Mergers (as defined below) to which Parent is a constituent corporation and has approved the Voting Agreements (as defined below) (to which Parent is a party);
WHEREAS, the Independent Director Committee has determined and declared that this Agreement and the transactions contemplated hereby, including the Mergers (the “Merger Transactions”), are advisable, fair to, and in the best interest of, the Company and the Disinterested Stockholders (as defined below) and has approved this Agreement, the consummation of the Merger Transactions, and the Voting Agreements (to which the Company is a party);
WHEREAS, the Company Board, upon the recommendation of the Independent Director Committee, has: (i) determined and declared that this Agreement and the Merger Transactions are advisable, fair to, and in the best interest of the Company and the Disinterested Stockholders, (ii) approved this Agreement, the consummation of the Merger Transactions, and the Voting Agreements (to which the Company is a party), and (iii) directed that this Agreement and the Merger Transactions be submitted to the Company Stockholders for approval and recommended that the Company Stockholders approve the Agreement and Merger Transactions;
WHEREAS, the board of directors of each of the HoldCo Parties has approved and declared advisable this Agreement and the Merger Transactions, including the Mergers as to which each HoldCo Party is a constituent corporation;
WHEREAS, the Astro Merger requires the affirmative vote (the “Disinterested Stockholder Approval”) of the holders of a majority of the issued and outstanding shares of Company Common Stock beneficially owned by the Company Stockholders other than the Buyer Parties and their respective Affiliates (the “Disinterested Stockholders”);
WHEREAS, the Supporting Persons have simultaneously herewith entered into individual voting and support agreements (collectively, the “Voting Agreements”) with Parent (in the case of the Voting

Agreements signed by individuals) and the Company to agree to vote shares of the Company beneficially owned by such Person in favor of the adoption of this Agreement; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
WHEREAS, for U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes), the Parties intend that (i) the Parent Merger (as defined below) qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the Mergers (as defined below), taken together, qualify as an exchange within the meaning of Section 351 of the Code, and (iii) this Agreement be, and is hereby adopted as, a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.
“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person; provided, that (a) Parent and its Affiliates (other than the Company and its Subsidiaries) shall not be deemed to be Affiliates of the Company and its Subsidiaries and (b) the Company and its Subsidiaries shall not be deemed to be Affiliates of Parent and its Affiliates (other than the Company and its Subsidiaries) for any purpose hereunder.
“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Astro Certificate of Merger” shall have the meaning set forth in Section 2.1(b)(ii).
“Astro Effective Time” shall have the meaning set forth in Section 2.1(b)(ii).
“Astro Merger” shall have the meaning set forth in Section 2.1(b)(i).
“Astro Merger Consideration” shall have the meaning set forth in Section 3.1(b)(i).
“Astro Merger Sub” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Astro Partners” shall mean Alon USA Partners, LP.
“Astro Partners LTIP” shall mean the Alon USA Partners, LP 2012 Long-Term Incentive Plan, adopted as of November 26, 2012.
“Astro Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of Alon USA Partners, LP, dated November 26, 2012.
“Astro Surviving Entity” shall have the meaning set forth in Section 2.1(b)(i).

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.18(a).
“Antitrust Laws” shall mean the Sherman Antitrust Act, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“Book-Entry Shares” shall have the meaning set forth in Section 3.2.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.
“Buyer Party” and “Buyer Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Certificate” shall have the meaning set forth in Section 3.2.
“Certificates of Merger” shall mean the Astro Certificate of Merger and the Parent Certificate of Merger.
“Claim” shall have the meaning set forth in Section 7.9(a).
“Closing” shall have the meaning set forth in Section 2.4.
“Closing Date” shall have the meaning set forth in Section 2.4.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Company Acquisition Proposal” shall mean any inquiry, proposal or offer from or by any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) other than the Buyer Parties or their respective Subsidiaries, whether or not in writing, relating to: (a) any direct or indirect purchase, acquisition, transfer, sale or disposition (whether by way of merger, share exchange, consolidation, business combination or similar transaction and whether in a single transaction or a series of related transactions) of (i) more than an amount equal to 15% in value of the assets of the Company and its Subsidiaries, taken as a whole, (ii) more than 15% of the outstanding equity securities of the Company or (iii) assets that generate more than 15% of the cash flow, net revenues or net income of the Company and its Subsidiaries, taken as a whole; or (b) any tender offer or exchange offer that, if consummated, would result in any such Person or “group” beneficially owning (within the meaning of Rule 13d-3 under the Exchange Act) more than 15% of the outstanding equity securities of the Company.
“Company Assets” shall have the meaning set forth in Section 7.1(d).
“Company Balance Sheet Date” shall have the meaning set forth in Section 4.7.
“Company Benefit Plan” shall have the meaning set forth in Section 4.13(a).
“Company Board” shall have the meaning set forth in the recitals to this Agreement.
“Company Board Approval” shall have the meaning set forth in Section 4.3(b).

“Company Bylaws” shall mean the bylaws of the Company as of the date of this Agreement.
“Company Certificate” shall mean the certificate of incorporation of the Company as of the date of this Agreement.
“Company Change in Recommendation” shall have the meaning set forth in Section 7.2(a)(i).
“Company Common Stock” shall have the meaning set forth in Section 3.1(b)(i).
“Company Convertible Notes” shall mean the Company’s 3.00% Convertible Senior Notes in the aggregate outstanding principal amount of $150 million due 2018 which were issued pursuant to the Company Convertible Notes Indenture.
“Company Convertible Notes Indenture” shall mean that certain Indenture, dated as of September 16, 2013, by and between the Company and U.S. Bank National Association, as trustee.
“Company Convertible Securities” shall mean (i) the Company Convertible Notes, (ii) that certain Base Warrant Confirmation dated as of September 10, 2013, by and between the Company and Barclays Capital Inc., acting as agent for Barclays Bank PLC, (iii) that certain Base Warrant Confirmation dated as of September 10, 2013, by and between the Company and Goldman, Sachs & Co., (iv) that certain Additional Warrant Confirmation dated as of September 11, 2013, by and between the Company and Barclays Capital Inc., acting as agent for Barclays Bank PLC and (v) that certain Additional Warrant Confirmation dated as of September 11, 2013, by and between the Company and Goldman, Sachs & Co.
“Company Disclosure Letter” shall mean the disclosure letter dated the date of this Agreement and delivered by the Company to the Buyer Parties with respect to this Agreement on the date hereof.
“Company Environmental Permit” shall have the meaning set forth in Section 4.15(b).
“Company Equity Plans” shall mean the Alon USA Energy, Inc. Second Amended and Restated 2005 Incentive Compensation Plan and the Alon USA Energy, Inc. 2016 Fair Market Value Stock Purchase Plan.
“Company ERISA Affiliate” shall have the meaning set forth in Section 4.13(a).
“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.
“Company Material Contract” shall have the meaning set forth in Section 4.11(a).
“Company Owned Real Property” shall have the meaning set forth in Section 4.16(a).
“Company Permits” shall have the meaning set forth in Section 4.10.
“Company Pension Plan” shall mean the Alon USA Pension Plan, as amended and restated, effective August 31, 2011.
“Company Preferred Stock” shall have the meaning set forth in Section 4.2(a).
“Company Products” shall mean all products and services developed, manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries.

“Company Qualifying Acquisition Transaction” shall have the meaning set forth in Section 9.2(b)(iv).
“Company Real Property Lease” shall have the meaning set forth in Section 4.16(b).
“Company Recommendation” shall have the meaning set forth in Section 4.3(b).
“Company Registered Intellectual Property” shall mean all Intellectual Property Rights that have been registered with or by any Governmental Authority or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing, that is part of the Company Intellectual Property.
“Company Revolving Credit Agreement” shall mean that certain Second Amended Revolving Credit Agreement dated May 23, 2013 (originally dated June 22, 2006) by and among Alon USA, LP, the Guarantor Companies party thereto, the financial institutions party thereto, Israel Discount Bank of New York, and Bank Leumi USA, as amended by the First Amendment and Consent to Second Amended Revolving Credit Agreement dated November 11, 2014 and the Second Amendment to Second Amended Revolving Credit Agreement and Partial Release dated May 6, 2015.
“Company SEC Documents” shall have the meaning set forth in Article IV.
“Company Stockholders” shall mean the holders of outstanding shares of Company Common Stock and Company Preferred Stock.
“Company Stockholders Meeting” shall have the meaning set forth in Section 4.3(b).
“Company Superior Proposal” shall mean a written Company Acquisition Proposal (except that reference to 15% within the definition of “Company Acquisition Proposal” shall be replaced by 75%) made by a third party to the Company or the Company Board and not solicited in violation of Section 7.6(b), for consideration, which the Company Board (acting through the Independent Director Committee) believes in good faith to be a bona fide proposal and on such other terms and conditions which the Company Board (acting through the Independent Director Committee) determines in good faith (after consultation with its financial and legal advisors) and taking into account at the time of determination any proposal by Parent to amend the terms of this Agreement and all other relevant factors (including all legal, financial and regulatory aspects of the proposal and the Person making the proposal and whether approval of the equity owners of such Person is required), is reasonably capable of being consummated in accordance with its terms and which, if consummated, would be more favorable to the Disinterested Stockholders (solely in their capacity as such) from a financial point of view than the Merger Transactions.
“Company Terminable Breach” shall have the meaning set forth in Section 9.1(c)(i).
“Company Termination Fee” shall mean a cash amount equal to $15,000,000.
“Confidentiality Agreement” shall mean a confidentiality agreement with provisions that are not less restrictive in the aggregate to any Person receiving confidential information pursuant thereto than the provisions of the Transaction Confidentiality Agreement are to Parent; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than two (2) years, and (b) provide that all non‑public information pertaining to the Buyer Parties and their Subsidiaries and the Company and its Subsidiaries be protected as confidential information thereunder, subject to customary exceptions; provided, further, that the Company may amend or waive the terms of such Confidentiality Agreement in its discretion, except that Parent shall have the right to approve or consent to any amendment or waiver (i) of the two-year or more term of the Confidentiality Agreement or (ii) that would have the effect of causing any non-public information pertaining to the Buyer Parties and their Subsidiaries and the Company and its Subsidiaries that is protected as confidential information under the Transaction Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement.
“Consent Deadline” shall mean 5:00 p.m. on the 90th day following the date of this Agreement.
“Continuing Employee” shall mean an employee of the Company or any of the Company’s Subsidiaries who is employed immediately prior to the Closing and who remains in the employ of any of the Buyer Parties, the Surviving Entities, the Company or any of its or their Subsidiaries after the Closing.
“Control” shall mean the power to direct or cause the direction of management or policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Converted Company Restricted Stock Award” shall have the meaning set forth in Section 7.13(a).
“Converted Parent Restricted Stock Award” shall have the meaning set forth in Section 7.13(b).
“Converted Option” shall have the meaning set forth in Section 7.13(c).
“Converted SAR” shall have the meaning set forth in Section 7.13(d).
“Creditors’ Rights” shall have the meaning set forth in Section 4.3(a).
“DGCL” shall mean the Delaware General Corporation Law.
“Director Qualifications” means Parent’s, HoldCo’s or the general partner of Parent Logistics Partners’, to the extent applicable, qualifications for members of its board of directors, including any requirements under Parent’s Board of Directors Governance Guidelines, applicable Law (including fiduciary duties), requirements of the exchange on which Parent’s, HoldCo’s or Parent Logistics Partners’, to the extent applicable, securities are traded, and requirements promulgated by the SEC.
“Disinterested Stockholders” shall have the meaning set forth in the recitals to this Agreement.
“Disinterested Stockholder Approval” shall have the meaning set forth in the recitals to this Agreement.
“Environmental Laws” shall mean any and all applicable Laws relating to pollution, protection, preservation, remediation or restoration of the environment (including soils, subsurface soils, surface waters, groundwaters, or ambient atmosphere) or natural resources or preservation or protection of occupational human health or workplace safety (to the extent such health or safety relate to exposure to Hazardous Materials), including such applicable Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of, or exposure of any person or property to, Hazardous Materials, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Endangered Species Act, the National Environmental Policy Act, and the Oil Pollution Act, as each has been adopted in the United

States and as amended from time to time prior to the Closing Date and all other similar or analogous applicable environmental conservation and protection laws of any U.S. or non-U.S. Governmental Authority.
“Environmental Permits” shall mean any Permit required under any Environmental Law.
“ERISA” shall have the meaning set forth in Section 4.13(a).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
“Exchange Agent” shall have the meaning set forth in Section 3.4(a).
“Exchange Fund” shall have the meaning set forth in Section 3.4(a).
“Exchange Ratio” shall have the meaning set forth in Section 3.1(b)(i).
“Existing Company Restricted Stock Award” shall mean each award of restricted shares of Company Common Stock granted pursuant to any Company Equity Plan.
“Existing Parent Restricted Stock Award” shall mean each award of restricted shares of Parent Common Stock granted pursuant to the Parent Equity Plans.
“Existing Parent Stock Appreciation Right” shall mean each stock appreciation right to purchase shares of Parent Common Stock granted pursuant to the Parent Equity Plans.
“Existing Parent Stock Option” shall mean each option to purchase shares of Parent Common Stock granted pursuant to the Parent Equity Plans.
“FCPA” shall have the meaning set forth in Section 4.18(a).
“GAAP” shall have the meaning set forth in Section 4.6(b).
“Government Official” shall mean any (a) officer, employee or representative of a Governmental Authority or instrumentality thereof (including any state-owned or controlled enterprise) or of a public international organization, (b) political party or official thereof or any candidate for any political office or (c) any Person acting for or on behalf of any such Governmental Authority or instrumentality thereof.
“Governmental Authority” shall mean any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board or bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing.
“Hazardous Material” shall mean any substance that is regulated under any Environmental Law including any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas or crude oil or any components, fractions, or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.
“HoldCo” shall have the meaning set forth in the introductory paragraph to this Agreement.
“HoldCo Bylaws” shall have the meaning set forth in Section 2.1(a)(i).
“HoldCo Certificate” shall have the meaning set forth in Section 2.1(a)(i).
“HoldCo Nominee” shall have the meaning set forth in Section 7.21(a).
“HoldCo Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.
“HoldCo Plans” shall have the meaning set forth in Section 7.14(a).
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” of any Person shall mean, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practice); (d) all indebtedness, obligations or liabilities of others secured by (or for which the holder of such indebtedness, obligation or liability has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness, obligation or liability secured thereby have been assumed; limited, however, to the lesser of (i) the amount of its liability or (ii) the book value of such property; (e) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP that are applicable to the circumstances as of the date of this Agreement; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit; (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds, or similar facilities, or other extensions of credit whether or not representing obligations for borrowed money; (h) the amount of deferred revenue attributed to any forward sale of production for which such Person has received payment in advance other than on ordinary trade terms; (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; (j) any obligations of such Person in respect to interest rate, commodity and currency related derivative instruments, swaps, hedges or similar arrangements or derivatives, (k) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used or acquired by such Person, even though the rights and remedies of the lessor, seller or lender thereunder may be limited to repossession or sale of such property; (l) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any equity interests or Rights of such Person; (m) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off balance sheet financing or similar financing of such Person; (n) all obligations of such Person under any inventory financing transaction and any renewable identification number (RIN) financing transaction; (o) Indebtedness of others as described in clauses (a) through (n) above in any manner guaranteed by such Person or for which it is or may become contingently liable; and (p) all obligations of the kind referred to in clauses (a) through (o) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.
“Indemnification Expenses” shall have the meaning set forth in Section 7.9(a).
“Indemnification Obligations” shall have the meaning set forth in Section 7.9(b).
“Indemnified Persons” shall have the meaning set forth in Section 7.9(a).
“Independent Director Committee” shall have the meaning set forth in the recitals to this Agreement.
“Independent Director Committee Recommendation” shall have the meaning set forth in Section 4.3(b).
“Infringement” or “Infringe” shall mean that (or an assertion that) a given item infringes, misappropriates, dilutes, constitutes unauthorized use of or otherwise violates the Intellectual Property Rights of any Person.
“Intellectual Property Rights” shall mean worldwide (a) patents and patent applications and industrial design rights and other governmental grants for the protection of inventions or industrial designs, rights in inventions (whether or not patentable), discoveries, and improvements, methods, and processes (b) copyrights, copyright registrations and applications for copyright registration, rights in works of authorship (including computer programs, in source code and executable code form, architecture, and documentation), moral rights, rights of publicity and privacy and mask work rights, (c) rights in proprietary and confidential information, trade secrets, and know-how, databases, data compilations and collections, and customer and technical data, (d) trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin, together with the goodwill of the Company or the Company’s business symbolized by any of the foregoing, (e) domain names and web addresses, (f) any registrations or applications for registration for any of the foregoing, including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable), (g) analogous rights to those set forth above and any other intellectual property rights in any jurisdiction and (h) rights to sue for past, present and future Infringement of the rights set forth above.
“Involuntary Termination” shall mean a termination by HoldCo or its Subsidiaries of a participant’s employment without “Cause” or termination by such participant for “Good Reason.” For purposes of this definition of Involuntary Termination, “Cause” shall mean: (a) conviction of, or a plea of nolo contender with respect to, a felony or a misdemeanor where imprisonment is imposed for more than thirty (30) days; (b) commission of any act of theft, fraud, dishonesty, or falsification of any employment or company records; (c) improper disclosure of confidential information; (d) any intentional action having a material detrimental effect on the employer’s reputation or business; (e) unlawful appropriation of a corporate opportunity; or (f) intentional misconduct in connection with the performance of any of the participant’s duties; and “Good Reason” shall mean, without the participant’s written consent, (y) a material reduction in base compensation, or (z) the requirement that the participant be based at an office or location that is more than fifty (50) miles from the location at which the participant was based on the Closing Date, provided that the participant provides his employer with written notice of his objection to and with a right to cure such event or condition within twenty (20) days following the first occurrence of such material diminution in base salary or relocation.
“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 7.3(a).

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge after reasonable investigation, including making inquiry of the person or persons with the primary responsibility for the applicable subject matter, of any of the persons set forth on Section 1.1 of the Company Disclosure Letter and (b) with respect to the Buyer Parties, the actual knowledge after reasonable investigation, including making inquiry of the person or persons with the primary responsibility for the applicable subject matter, of any of the persons set forth on Section 1.1 of the Parent Disclosure Letter.
“Law” shall mean any statute, law (including common law), rule, regulation, requirement, directive, ordinance, code, governmental determination, writ, decree, injunction, judgment, settlement, order, treaty, convention or governmental certification requirement, in each case, to the extent legally enforceable by any U.S. or non-U.S. Governmental Authority.
“Legal Proceedings” shall mean any complaint, claim, action, cause of action, demand, lawsuit, mediation, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Letter of Transmittal” shall have the meaning set forth in Section 3.4(b).
“Lien” shall have the meaning set forth in Section 4.2(e).
“Logistics Partners Nominee” shall have the meaning set forth in Section 7.21(b).
“Material Adverse Effect” shall mean, with respect to the Company or Parent, respectively, any state of fact, change, development, condition, occurrence or other effect that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to (i) the financial condition, assets, properties, business, operations, or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, respectively, or (ii) the ability of the Company or Parent, respectively, to consummate the Merger Transactions on a timely basis; provided, however, none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred pursuant to clause (i): (a) changes in the general economic, financial, credit or securities markets in the United States, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or prices of other commodities, including changes in price differentials; (b) changes in general economic conditions in the petroleum refining, marketing, transportation and storage industries generally in the United States (including in each case changes in law affecting such industries); (c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (d) any hurricane, tornado, flood, earthquake or other natural disaster; (e) with respect to the Company only, any action taken by the Company at the written direction of Parent; (f) the announcement or pendency of this Agreement (including, for the avoidance of doubt, performance of obligations under this Agreement); (g) any change in the market price or trading volume of the common stock of such Person (it being understood and agreed that the exception in this clause (g) shall not preclude any Party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change should be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect); (h) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (h) shall not preclude any Party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); (i) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or the interpretations thereof; and (j) any legal proceedings commenced by or involving any current or former member, partner, or stockholder of such Person (on their own behalf or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; provided, however, that (x) any change, event, development, circumstance, condition, occurrence or effect referred to in clauses (a), (b), (c) or (d) will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect primarily relates only to (or has the effect of primarily relating only to) and disproportionately and adversely affects such Person, as compared to other similarly situated Persons operating in the industries in which such Person operates and (y) the exception in clause (g) shall not apply to any representation or warranty in Article IV or Article V if the primary purpose of such representation or warranty on its face is to address the consequences resulting from the consummation of the Merger Transactions.
“Mergers” shall have the meaning set forth in Section 2.1(b)(i).
“Merger Consideration” shall have the meaning set forth in Section 3.1(b)(i).
“Merger Transactions” shall have the meaning set forth in the recitals to this Agreement.
“Money Laundering Laws” shall have the meaning set forth in Section 4.18(f).
“Multiemployer Plan” shall have the meaning set forth in Section 4.13(a).
“New Common Stock” shall mean the common stock, par value $0.01 per share, of HoldCo, to be issued and delivered in accordance with applicable Laws and the HoldCo Certificate pursuant to the terms of Article III.
“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 7.2(b)(i).
“NYSE” shall mean the New York Stock Exchange.
“OFAC” shall have the meaning set forth in Section 4.18(g).
“Other Parties” shall mean, with respect to the Company, the Buyer Parties, and with respect to the Buyer Parties, the Company.
“Outside Date” shall have the meaning set forth in Section 9.1(b)(i).
“Parent” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Parent Acquisition Proposal” shall mean any inquiry, proposal or offer from or by any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) other than the Company or its Subsidiaries, whether or not in writing, relating to: (a) any direct or indirect purchase, acquisition, transfer, sale or disposition (whether by way of merger, share exchange, consolidation, business combination or similar transaction and whether in a single transaction or a series of related transactions) of (i) more than 50% in value of the assets of Parent and its Subsidiaries, taken as a whole (ii) more than 15% of the outstanding equity securities of Parent or (iii) assets that generate more than 50% of the cash flow, net revenue or net income of Parent and its Subsidiaries, taken as a whole; or (b) any tender offer or exchange offer that, if consummated, would result in any such Person or “group” beneficially owning (within the meaning of Rule 13d-3 under the Exchange Act) more than 15% of the outstanding equity securities of Parent.
“Parent Assets” shall have the meaning set forth in Section 7.1(d).
“Parent Balance Sheet Date” shall have the meaning set forth in Section 5.7.
“Parent Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, relocation, post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by Parent or any entity (whether or not incorporated) that, together with Parent, would be treated as a single employer under Section 414 of the Code and of ERISA Section 4001 and covers any employee, former employee or independent contractor of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any material liability; provided, however, that Parent Benefit Plans shall not include any “multiemployer plan” (as defined in Section 3(37) of ERISA).
“Parent Board” shall have the meaning set forth in the recitals to this Agreement.
“Parent Board Approval” shall have the meaning set forth in Section 5.3(a).
“Parent Bylaws” shall have the meaning set forth in Section 5.2(b).
“Parent Certificate” shall have the meaning set forth in Section 5.2(b).
“Parent Certificate of Merger” shall have the meaning set forth in Section 2.1(a)(iii).
“Parent Change in Recommendation” shall have the meaning set forth in Section 7.2(a)(ii).
“Parent Common Stock” shall have the meaning set forth in Section 3.1(a)(i).
“Parent Director Qualifications” means Parent’s, HoldCo’s or the general partner of Parent Logistics Partners’ qualifications, to the extent applicable, for members of its board of directors, including any requirements under Parent’s Board of Directors Governance Guidelines, applicable Law (including fiduciary duties), requirements of the exchange on which Parent’s, HoldCo’s or Parent Logistics Partners’ securities, to the extent applicable, are traded, and requirements promulgated by the SEC.
“Parent Effective Time” shall have the meaning set forth in Section 2.1(a)(iii).
“Parent Disclosure Letter” shall mean the disclosure letter dated the date of this Agreement and delivered by the Buyer Parties to the Company with respect to this Agreement on the date hereof.
“Parent Environmental Permit” shall have the meaning set forth in Section 5.12(b).

“Parent Equity Plans” shall mean the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan and the Delek US Holdings, Inc. 2016 Long-Term Incentive Plan.
“Parent Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by Parent or any of its Subsidiaries.
“Parent Logistics Partners” shall mean Delek Logistics Partners, L.P.
“Parent Logistics Partners LTIP” shall mean the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan.
“Parent Merger” shall have the meaning set forth in Section 2.1(a)(ii).
“Parent Merger Consideration” shall have the meaning set forth in Section 3.1(a)(i).
“Parent Merger Sub” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Parent Permits” shall have the meaning set forth in Section 5.10.
“Parent Preferred Stock” shall have the meaning set forth in Section 5.2(a).
“Parent Products” shall mean all products and services developed, manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of Parent or any of its Subsidiaries.
“Parent Qualifying Acquisition Transaction” shall have the meaning set forth in Section 9.2(c)(iv).
“Parent Recommendation” shall have the meaning set forth in Section 5.3(a).
“Parent Registered Intellectual Property” shall mean all Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing, that is part of the Parent Intellectual Property.
“Parent SEC Documents” shall have the meaning set forth in Article V.
“Parent Share Price” shall mean, as of any date, the volume-weighted average price of a share of Parent Common Stock as reported on the NYSE Composite Transactions Reporting System for the twenty (20) consecutive NYSE full trading days (in which shares of Parent Common Stock are traded on the NYSE) ending at the close of regular hours trading on the NYSE on the full trading day preceding such date.
“Parent Stockholders” shall mean the holders of outstanding shares of Parent Common Stock.
“Parent Stockholders Meeting” shall have the meaning set forth in Section 5.3(a).
“Parent Superior Proposal” shall mean a written Parent Acquisition Proposal (except that reference to 15% within the definition of “Parent Acquisition Proposal” shall be replaced by 75%) made by a third party to Parent or the Parent Board and not solicited in violation of Section 7.6(b), for consideration, which the Parent Board believes in good faith to be a bona fide proposal and on such other terms and conditions which the Parent Board determines in good faith (after consultation with its financial and legal advisors) and taking into account at the time of determination any proposal by the Company to amend the terms of this Agreement and all other relevant factors (including all legal, financial and regulatory aspects of the proposal and the Person making the proposal and whether approval of the equity owners of such Person is required), is reasonably capable of being consummated in accordance with its terms and which, if consummated, would be more favorable to the Parent Stockholders (solely in their capacity as such) from a financial point of view than the Merger Transactions.
“Parent Surviving Entity” shall have the meaning set forth in Section 2.1(a)(ii).
“Parent Terminable Breach” shall have the meaning set forth in Section 9.1(d)(i).
“Party” and “Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.
“PBGC” shall mean the Pension Benefit Guaranty Corporation.
“Permit” shall mean franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority.
“Permitted Lien” shall mean (a) Liens for Taxes, except for Taxes not yet delinquent, that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the Company SEC Documents or Parent SEC Documents, as applicable; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (d) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (e) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (f) pledges or deposits to secure the obligations under the Company’s existing credit facilities and other existing indebtedness of the Company; (g) Liens or security interests that arise from agreements entered into in accordance with Section 6.1; and (h) existing Liens as of the date of this Agreement securing the existing Indebtedness and operating leases of any Party.
“Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any group comprised of two or more of the foregoing.
“Prohibited Person” shall have the meaning set forth in Section 4.18(g).
“Receiving Party” shall have the meaning set forth in Section 7.6(c).
“Registration Statement” shall have the meaning set forth in Section 4.5.
“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping, or disposing into the indoor (with ambient atmosphere) or outdoor environment.

“Representatives” shall mean, with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.
“Required Company Vote” shall have the meaning set forth in Section 4.3(c).
“Required Parent Vote” shall have the meaning set forth in Section 5.3(b).
“Restated Certificate” shall have the meaning set forth in Section 2.2.
“Reverse Termination Fee” shall mean a cash amount equal to $20,000,000.
“Rights” shall mean, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any capital stock or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for such capital stock or equity interests or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any capital stock or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.
“SEC” shall mean U.S. Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
“Share Issuance” shall have the meaning set forth in Section 5.3(a).
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, trust or other entity of which such Person (whether alone, directly, or indirectly through, or together with, one or more of its subsidiaries) (i) is a general partner of or holds a majority of the voting interests of a partnership or (ii) owns a majority of the equity interests that are generally entitled to vote for the election of the board of directors or governing body of such corporation, limited liability company, partnership, trust or other entity; provided, however, that in no case shall the Company be deemed a Subsidiary of any Person for purposes of this Agreement. For the avoidance of doubt, (a) Astro Partners shall be deemed to be a Subsidiary of the Company; and (b) Parent Logistics Partners shall be deemed to be a Subsidiary of Parent.
“Supporting Persons” shall mean Parent and the following individuals, and any Person who holds Company Common Stock for the beneficial ownership (as defined in Rule 13d-3 adopted by the SEC under the Exchange Act) of such Person: David Wiessman and Jeff Morris.
“Surviving Entities” shall have the meaning set forth in Section 2.1(b)(i).
“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other anti-takeover Laws.

“Tax Law” shall mean any Law relating to Taxes.
“Tax Return” shall mean any return, declaration, report, estimate, information return or statement (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
“Tax” or “Taxes” shall mean (a) any and all U.S. federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and (b) any liability for the payment of amounts described in clause (a) of any other Person (other than any other Party or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
“Transaction Confidentiality Agreement” shall mean that First Amended And Restated Confidentiality Agreement between Parent and the Company, dated as of July 8, 2016.
“Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.
“WARN Act” shall have the meaning set forth in Section 4.14(e).
ARTICLE II
THE MERGERS; EFFECTS OF THE MERGERS
2.1    The Mergers.
(a)    The Parent Merger.
(i)    Prior to the Parent Effective Time, Parent and HoldCo shall take all requisite action to cause the certificate of incorporation of HoldCo (the “HoldCo Certificate”) and the bylaws of HoldCo (the “HoldCo Bylaws”) to comply with Section 251(g) of the DGCL at the Parent Effective Time and thereafter until amended in accordance with the terms thereof and applicable Law. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, HoldCo shall amend the HoldCo Certificate and the HoldCo Bylaws, as applicable, simultaneously with the Parent Merger to change HoldCo’s name, to be effective as of the Parent Effective Time, to “Delek US Holdings, Inc.”
(ii)    Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Parent Effective Time, Parent Merger Sub shall merge with and into Parent (the “Parent Merger”), the separate existence of Parent Merger Sub shall cease, and Parent shall survive and continue to exist as a Delaware corporation with the name “Delek US Energy, Inc.” (Parent, as the surviving entity in the Parent Merger, sometimes being referred to herein as the “Parent Surviving Entity”).
(iii)    Subject to the satisfaction or waiver of the conditions set forth in Article VIII, as soon as practicable on the Closing Date, Parent shall properly execute and file a certificate of merger (the “Parent Certificate of Merger”), in accordance with Section 251 of the DGCL, with the office of the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Parent Merger. The Parent Merger shall become effective at the time of filing of the Parent Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as may be agreed to by Parent and the Company and set forth in such Parent Certificate of Merger (the “Parent Effective Time”) and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Parent Effective Time, all the property, rights, privileges, powers and franchises of Parent and Parent Merger Sub shall vest in the Parent Surviving Entity, and all debts, liabilities and duties of Parent and Parent Merger Sub shall become the debts, liabilities and duties of the Parent Surviving Entity, all as provided under the applicable Laws of the State of Delaware.
(b)    The Astro Merger.
(i)    Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Astro Effective Time, Astro Merger Sub shall merge with and into the Company (the “Astro Merger” and together with the Parent Merger, “the “Mergers”), the separate existence of Astro Merger Sub shall cease, and the Company shall survive and continue to exist as a Delaware corporation with the name “Alon USA Energy, Inc.” (the Company, as the surviving entity in the Astro Merger, sometimes being referred to herein as the “Astro Surviving Entity” and together with the Parent Surviving Entity, the “Surviving Entities”).
(ii)    Subject to the satisfaction or waiver of the conditions set forth in Article VIII, as soon as practicable on the Closing Date, the Parties shall cause a certificate of merger, in accordance with the terms of this Agreement (the “Astro Certificate of Merger”), to be properly executed and filed with the office of the Secretary of State of the State of Delaware in accordance with the DGCL. The Astro Merger shall become effective immediately following the Parent Effective Time (the “Astro Effective Time”) and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Astro Effective Time, all the property, rights, privileges, powers and franchises of the Company and Astro Merger Sub shall vest in the Astro Surviving Entity, and all debts, liabilities and duties of the Company and Astro Merger Sub shall become the debts, liabilities and duties of the Astro Surviving Entity, all as provided under the applicable Laws of the State of Delaware.
2.2    Certificate of Incorporation and Bylaws.
(a)    Parent Surviving Entity. At the Parent Effective Time, the certificate of incorporation of Parent Merger Sub as in effect immediately prior to the Parent Effective Time shall be amended to meet the requirements of Section 251(g)(7)(i)(A) of the DGCL and as so amended shall be the certificate of incorporation of the Parent Surviving Entity until thereafter amended as permitted by applicable Law. At the Parent Effective Time, the bylaws of Parent Merger Sub as in effect immediately prior to the Parent Effective Time shall be the bylaws of the Parent Surviving Entity until thereafter amended in accordance with its terms, the certificate of incorporation of the Parent Surviving Entity, or as permitted by applicable Law.

(b)    Astro Surviving Entity. At the Astro Effective Time, the certificate of incorporation of Astro Merger Sub as in effect immediately prior to the Astro Effective Time shall be the certificate of incorporation of the Astro Surviving Entity until thereafter amended as permitted by applicable Law. At the Astro Effective Time, the bylaws of Astro Merger Sub as in effect immediately prior to the Astro Effective Time shall be the bylaws of the Astro Surviving Entity until thereafter amended in accordance with its terms, the certificate of incorporation of the Astro Surviving Entity, or as permitted by applicable Law.
2.3    Directors and Officers.
(a)    HoldCo. Prior to the Closing, Parent shall take all action necessary to (i) elect as directors of HoldCo, effective as of the Parent Effective Time, the directors of Parent immediately prior to the Parent Effective Time and (ii) appoint as officers of HoldCo, effective as of the Parent Effective Time, the officers of Parent immediately prior to the Parent Effective Time, in each case until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected or appointed, as applicable, and qualified in accordance with the HoldCo Certificate and the HoldCo Bylaws.
(b)    Parent Surviving Entity. The directors of Parent Merger Sub immediately prior to the Parent Effective Time and the officers of Parent Merger Sub immediately prior to the Parent Effective Time shall be the directors and officers, respectively, of the Parent Surviving Entity until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Parent Surviving Entity.
(c)    Astro Surviving Entity. The directors of Astro Merger Sub immediately prior to the Astro Effective Time and the officers of Astro Merger Sub immediately prior to the Astro Effective Time shall be the directors and officers, respectively, of the Astro Surviving Entity until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Astro Surviving Entity.
2.4    Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Mergers and the other Merger Transactions shall occur (the “Closing”) on (i) the third Business Day after the day on which the last of the conditions set forth in Article VIII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied or (to the extent permitted by Law) waived in accordance with the terms of this Agreement (or the first Business Day if the final such condition to be satisfied is the Required Company Vote or the Required Parent Vote) or (ii) such other date to which Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the Merger Transactions shall take place at the offices of Parent, 7102 Commerce Way, Brentwood, Tennessee 37027, at 9:00 a.m. local time on the Closing Date.

ARTICLE III
MERGER CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES
3.1    Merger Consideration.
(a)    Parent Merger. At the Parent Effective Time, by virtue of the Parent Merger and without any action on the part of the Buyer Parties, Parent or any Parent Stockholder:
(i)    Parent Common Stock. Each share of common stock of Parent or fraction thereof, par value $0.01 per share (“Parent Common Stock”), issued and outstanding immediately prior to the Parent Effective Time (other than Parent Common Stock held in the treasury of Parent, all of which shall be canceled without any consideration being exchanged therefor) shall be converted at the Parent Effective Time into the right to receive one validly issued, fully paid and non‑assessable share of New Common Stock or such fraction thereof equal to the fractional share of Parent Common Stock (the “Parent Merger Consideration”). As of the Parent Effective Time, all such shares of Parent Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Parent Merger Consideration and any dividends or other distributions payable pursuant to Section 3.4(c).
(ii)    Parent Equity Awards. The Existing Parent Stock Options, Existing Parent Restricted Stock Awards and Existing Parent Stock Appreciation Rights shall be converted into similar rights with respect to the New Common Stock in accordance with Section 7.13.
(b)    Astro Merger. At the Astro Effective Time, by virtue of the Astro Merger and without any action on the part of the Buyer Parties, the Company or any Company Stockholder:
(i)    Company Common Stock. Subject to Sections 3.4(e) and 3.5, each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Astro Effective Time (other than (x) Company Common Stock owned by Parent and its Subsidiaries which shall remain outstanding and (y) the Company or held in the treasury of the Company, which shall be canceled without any consideration being exchanged therefor) shall, subject to Section 3.5, be converted at the Astro Effective Time into the right to receive and be exchangeable for 0.504 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of New Common Stock (the “Astro Merger Consideration,” and together with the Parent Merger Consideration, the “Merger Consideration”). As of the Astro Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Astro Merger Consideration, any dividends or other distributions payable pursuant to Section 3.4(c) and any cash in lieu of fractional shares of New Common Stock payable pursuant to Section 3.4(e), in each case to be issued or paid in accordance with such sections, without interest.
(ii)    Company Equity Awards. The Existing Company Restricted Stock Awards shall be converted into similar rights with respect to the New Common Stock in accordance with Section 7.13.

(iii)    Astro Merger Sub Common Stock. Each share of common stock, $0.01 par value, of Astro Merger Sub issued and outstanding immediately prior to the Astro Effective Time shall be converted into and become a number of shares of common stock of the Astro Surviving Entity calculated as follows: (A) the number of outstanding shares of common stock of the Company (including for this purpose all Existing Company Restricted Stock Awards) outstanding at the Astro Effective Time minus (B) 33,691,292.
(c)    Rights as HoldCo Stockholders. From and after the Parent Effective Time or the Astro Effective Time, as applicable, except for the right to receive the Merger Consideration and any cash in lieu of fractional shares of New Common Stock to be paid pursuant to Section 3.4(c) upon compliance with Section 3.4(c), the Parent Stockholders and Company Stockholders will not be and will not have any rights as, holders of New Common Stock (including any rights to vote, or any rights to receive distributions on, any New Common Stock), until such time that such holders have delivered the required documentation and surrendered any Certificates or Book-Entry Shares as contemplated by Section 3.4(b) or have otherwise complied with Section 3.4(h).
3.2    Rights as Stockholders; Share Transfers. At the Parent Effective Time and Astro Effective Time, respectively, each share of Parent Common Stock and Company Common Stock, respectively, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Parent Stockholder and Company Stockholder holding a certificate representing Parent Common Stock or Company Common Stock, as applicable (a “Certificate”), and each Parent Stockholder or Company Stockholder holding non-certificated stock represented by book-entry, as applicable (“Book‑Entry Shares”), shall cease to be a Parent Stockholder or Company Stockholder, as applicable, and cease to have any rights with respect thereto, except the right to receive (a) the Merger Consideration, (b) and any cash to be paid in lieu of any fractional shares of New Common Stock in accordance with Section 3.4(e), and (c) any cash amounts payable in accordance with Section 3.4(c) following such stockholder’s compliance with Section 3.4(b) or Section 3.4(h), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.4.
3.3    Closing of Stock Transfer Books. At the Parent Effective Time and Astro Effective Time, respectively, the stock transfer books of each of Parent and the Company, respectively, shall be closed and no transfer of Parent Common Stock or Company Common Stock, as applicable, shall thereafter be made. If, after the Parent Effective Time or Astro Effective Time, respectively, Certificates are presented to the Parent Surviving Entity or Astro Surviving Entity, as applicable, for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III.
3.4    Exchange of Certificates.
(a)    Exchange Agent. Prior to the Parent Effective Time, Parent shall appoint a Person (such as, but not limited to, a commercial bank or trust company) reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging the shares of Company Common Stock and Parent Common Stock for shares of New Common Stock and cash in lieu of fractional shares of New Common Stock as required by this Article III (the “Exchange Agent”). At the Parent Effective Time, HoldCo shall cause Astro Merger Sub and Parent Merger Sub to deposit with the Exchange Agent for the benefit of the holders of the applicable shares of Company Common Stock and Parent Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, shares of New Common Stock. HoldCo agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to make payments for any dividends pursuant to Section 3.4(c) and payments in lieu of any fractional shares of New Common Stock pursuant to

Section 3.4(e), in each case without interest. Any cash (including for any fractional shares of New Common Stock in accordance with Section 3.4(e) and any dividends with respect to New Common Stock in accordance with Section 3.4(c)) and shares of New Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for the shares of Company Common Stock or Parent Common Stock, as applicable, pursuant to this Agreement. Except as contemplated by Sections 3.4(c) and 3.4(e), the Exchange Fund shall not be used for any other purpose.
(b)    Exchange Procedures. Promptly after the Astro Effective Time, HoldCo shall instruct the Exchange Agent to mail to each record holder of shares of Parent Common Stock as of the Parent Effective Time and Company Common Stock as of the Astro Effective Time (in each case, other than (x) holders of Existing Company Restricted Stock Awards, Existing Parent Restricted Stock Awards, and Existing Parent Stock Options and (y) the Company and its Subsidiaries and Parent and its Subsidiaries) (i) a letter of transmittal (which shall specify that, in respect of certificated shares of Company Common Stock or Parent Common Stock, as applicable, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and agreed to by Parent and the Company prior to the Parent Effective Time) (the “Letter of Transmittal”) and (ii) instructions (which shall be in customary form and agreed to by Parent and the Company prior to the Parent Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon proper surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Shares) as may be required pursuant to such instructions, each holder who held shares of Company Common Stock or Parent Common Stock, as applicable, immediately prior to the Parent Effective Time or Astro Effective Time, respectively, (other than (x) holders of Existing Company Restricted Stock Awards, Existing Parent Restricted Stock Awards, and Existing Parent Stock Options and (y) the Company and its Subsidiaries and Parent and its Subsidiaries) shall be entitled to receive in exchange therefor, (A) shares of New Common Stock which shall be in uncertificated book-entry form and which shall represent, in the aggregate, the number of shares of New Common Stock that such holder has the right to receive pursuant to this Article III (after taking into account all shares of Company Common Stock or Parent Common Stock, as applicable, then held by such holder) or as applicable (B) a check or electronic transfer to the account of such holder in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III (after taking into account all shares of Company Common Stock or Parent Common Stock, as applicable, then held by such holder), consisting of any cash payable in lieu of any fractional shares of New Common Stock pursuant to Section 3.4(e) and any dividends pursuant to Section 3.4(c). No interest shall be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional shares of New Common Stock, or any dividend payable pursuant to Section 3.4(c). In the event of a transfer of ownership of shares of Company Common Stock or Parent Common Stock that has not been registered in the transfer records of the Company or Parent, as applicable, the Merger Consideration payable in respect of such shares may be paid to a transferee, if the Certificate representing such shares or evidence of ownership of the Book-Entry Shares is presented to the Exchange Agent, and, in the case of both certificated and book-entry shares of Company Common Stock or Parent Common Stock, as applicable, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such shares of Company Common Stock or Parent Common Stock, as applicable, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, or Book-Entry Shares have been surrendered, as contemplated by this Section 3.4, each Certificate or Book-Entry Shares shall be deemed at any time after the Parent Effective Time or Astro Effective Time, as applicable, to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of shares of Company Common Stock or Parent Common Stock, as applicable, any cash amounts payable in lieu of fractional shares of New Common Stock and any dividends pursuant to Section 3.4(c).
(c)    HoldCo Dividends with Respect to Unexchanged Shares. No dividends declared or made with respect to shares of New Common Stock with a record date after the Astro Effective Time shall be paid to a Company Stockholder or Parent Stockholder with respect to shares of New Common Stock that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional shares of New Common Stock shall be paid to any such holder until such holder shall have delivered the required documentation and surrendered any Certificates or Book-Entry Shares as contemplated by Section 3.4(b) or otherwise complied with Section 3.4(h). Subject to applicable Law, following compliance with the requirements of Section 3.4(b) or Section 3.4(h), there shall be paid to such holder of New Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional shares of New Common Stock to which such holder is entitled pursuant to Section 3.4(e) and an amount in cash equal to any dividend with respect to shares of New Common Stock with a record date after the Astro Effective Time and a payment date prior to such compliance with Section 3.4(b) or Section 3.4(h), payable with respect to such shares of New Common Stock, and (ii) on the appropriate payment date with respect thereto, the amount of dividends declared by Parent in respect of the Parent Common Stock or by HoldCo in respect of the New Common Stock with a record date after the Parent Effective Time but prior to such delivery and surrender and with a payment date subsequent to such compliance payable with respect to such shares of New Common Stock.
(d)    No Further Rights in Shares. All shares of New Common Stock delivered and cash paid upon conversion of a share of Company Common Stock or Parent Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 3.4(c) or 3.4(e)) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such share.
(e)    Fractional New Common Stock. No certificates or scrip representing fractional shares of New Common Stock or book-entry credit of the same shall be issued or delivered in exchange for Company Common Stock, and such fractional interests of Company Common Stock will not entitle the owner thereof to vote or to have any rights as a holder of any share of New Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted in the Astro Merger who would otherwise have been entitled to receive a fraction of a share of New Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder, as applicable) shall receive, in lieu thereof, cash (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the Parent Share Price as of the Closing Date and (ii) the fraction of a share of New Common Stock that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent and/or HoldCo shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund constituting shares of New Common Stock or cash that remains undistributed to the Parent Stockholders or Company Stockholders after one (1) year following the Parent Effective Time or Astro Effective Time, respectively, shall be delivered to HoldCo if and when demanded by HoldCo and, from and after such delivery, any former holders of shares of Parent Common Stock or Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the HoldCo Parties for the Merger Consideration payable in respect of such shares, any cash in lieu of a fractional share of New Common Stock to which they are entitled pursuant to Section 3.4(e), or any dividends or distributions with respect to shares of New Common Stock to which they are entitled pursuant to Section 3.4(c) following compliance with Section 3.4(b) or Section 3.4(h), in each case, without any interest thereon. Any amounts remaining unclaimed by Parent Stockholders or Company Stockholders immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, be held by HoldCo and be subject to applicable escheat, abandoned property or similar laws.
(g)    No Liability. To the fullest extent permitted by Law, none of the Buyer Parties, the Company, the Surviving Entities or their respective Representatives shall be liable to any holder of shares of Company Common Stock or Parent Common Stock for any of the Merger Consideration (including any dividends with respect to Parent Common Stock) delivered to a Government Official pursuant to any abandoned property, escheat or similar Law.
(h)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of Company Common Stock or Parent Common Stock claiming such Certificate to be lost, stolen or destroyed and, if required by HoldCo, the posting by such holder of Company Common Stock or Parent Common Stock of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay the Merger Consideration payable in respect of shares of Company Common Stock or Parent Common Stock represented by such Certificate and any payments to which the holders thereof are entitled pursuant to Section 3.4(c) or Section 3.4(e).
(i)    Withholding. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Parent Common Stock such amounts as the Exchange Agent reasonably deems to be required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that the Exchange Agent shall provide reasonable notice to the applicable holders of shares of Company Common Stock or Parent Common Stock prior to withholding any amounts pursuant to this Section 3.4(i). To the extent that amounts are so deducted and withheld by the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Parent Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent.
(j)    Investment of the Exchange Fund. HoldCo shall cause the Exchange Agent to invest any cash included in the Exchange Fund as directed by HoldCo on a daily basis, in HoldCo’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Company Stockholders or Parent Stockholders pursuant to the other provisions of this Section 3.4. Any interest and other income resulting from such investments shall be paid promptly to HoldCo.

3.5    Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, stock splits, stock distributions or stock dividends, combinations or exchanges with respect to, or Rights in respect of, shares of Company Common Stock (as permitted pursuant to Section 6.1) or shares of Parent Common Stock (as permitted pursuant to Section 6.2), the Exchange Ratio and the number of shares of New Common Stock to be delivered as Merger Consideration in the Merger, and any other similar dependent item, as the case may be, shall be correspondingly adjusted to provide to the holders of shares of Company Common Stock and to Parent the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE IV
COMPANY REPRESENTATIONS AND WARRANTIES
Other than with respect to the representations and warranties in Section 4.4 (No Violations or Defaults), which shall be qualified only to the extent explicitly set forth therein and except as disclosed in any report, statement, form, schedule or other document filed or furnished by the Company or any of its Subsidiaries with the SEC subsequent to December 31, 2015 (collectively, “Company SEC Documents”) that is publicly available prior to the date of this Agreement (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), the Company hereby represents and warrants with respect to itself and its respective Subsidiaries to the Buyer Parties, as follows:
4.1    Organization, General Authority and Standing.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company (i) has the requisite corporate power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect with respect to the Company.
(b)    True, correct and complete copies of the Company Certificate and the Company Bylaws, each as in effect as of the date of this Agreement, have previously been made available to the Buyer Parties.
(c)    Section 4.1(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each (i) Subsidiary of the Company and (ii) entity (other than the Subsidiaries of the Company) in which the Company or any Subsidiary of the Company owns any interest. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite entity power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect with respect to the Company.

4.2    Capitalization.
(a)    As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, of which, as of the close of business on December 30, 2016, 71,591,768 shares were issued and outstanding and (ii) 15,000,000 shares of preferred stock of the Company, par value $0.01 per share (“Company Preferred Stock”), of which, as of the date of this Agreement, no shares were issued and outstanding. As of the date of this Agreement, no shares of Company Common Stock and no shares of Company Preferred Stock were held in the Company’s treasury. In addition, as of close of business on December 30, 2016, there were outstanding Existing Company Restricted Stock Awards with respect to an aggregate of 480,573 shares of Company Common Stock and Company Convertible Securities with respect to an aggregate of 10,975,650 shares of Company Common Stock.
(b)    As of the close of business on December 30, 2016, an aggregate of 3,023,281 shares of Company Common Stock were reserved for issuance but not yet granted under the Alon USA Energy, Inc. Second Amended and Restated 2005 Incentive Compensation Plan and 388,681 shares of Company Common Stock were reserved for issuance but not yet granted under the Alon USA Energy, Inc. 2016 Fair Market Value Stock Purchase Plan. Since December 30, 2016 and through the date of this Agreement, no awards have been granted and no additional shares of Company Common Stock have become subject to issuance under any Company Equity Plan. Section 4.2(b) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding award granted under any Company Equity Plan and: (A) the name of the holder of such Existing Company Restricted Stock Award; (B) the number of shares of Company Common Stock subject to such outstanding Existing Company Restricted Stock Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Existing Company Restricted Stock Award; (D) the date on which such Existing Company Restricted Stock Award was granted or issued; and (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Existing Company Restricted Stock Award is vested and exercisable as of the date hereof. All shares of Company Common Stock subject to issuance under any Company Equity Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.
(c)    Except as set forth in Section 4.2(c) of the Company Disclosure Letter, since December 30, 2016, and prior to the date of this Agreement, the Company has not issued any shares of Company Common Stock or Company Preferred Stock, has not granted any restricted stock, options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, or exchangeable securities, or entered into any other agreements or commitments of any character that might require it to issue any shares of Company Common Stock or Company Preferred Stock, or granted any other awards in respect of any shares of Company Common Stock or Company Preferred Stock and has not split, combined or reclassified any of its shares of capital stock, other than shares of Company Common Stock or Company Preferred Stock issuable upon lapse of the Existing Company Restricted Stock Awards or upon the conversion of Company Convertible Securities.
(d)    All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued in accordance with applicable Laws and the Company Certificate, (ii) are fully paid and nonassessable and (iii) are not subject to and were not issued in violation of any option, right of first refusal, preemptive right, subscription right or any similar right or any provision of applicable Law, the Company Certificate, the Company Bylaws or any contract to which the Company is a party or by which it is otherwise bound. At the time of issuance, all such shares that may be issued upon the exercise or vesting of, or pursuant to, Existing Company Restricted Stock Awards or upon the conversion of the Company Convertible Securities (i) will be duly authorized and validly issued in accordance with applicable Laws and the Company Certificate, (ii) will be fully paid and nonassessable and (iii) will not be subject to or issued in violation of (A) any option, right of first refusal, preemptive right, subscription right or any similar right or (B) any provision of applicable Law, the Company Certificate, the Company Bylaws or any contract to which the Company is a party or by which it is otherwise bound.
(e)    Except as set forth in Section 4.2(e) of the Company Disclosure Letter, the Company or another of its wholly owned Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock or other equity ownership interests of each Subsidiary (other than Astro Partners) of the Company (except for directors’ qualifying shares or the like), free and clear of any lien, mortgage, pledge, charge, irrevocable proxy, security interest or encumbrance of any kind (each, a “Lien”), other than Liens arising under the Company Revolving Credit Agreement, and all of such shares or equity ownership interests (i) are duly authorized and validly issued in accordance with applicable Laws and the organizational documents of such Subsidiary, (ii) are fully paid and nonassessable and (iii) are not subject to or were not issued in violation of any option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the organizational documents of such Subsidiary or any contract to which such Subsidiary is a party or by which it is otherwise bound.
(f)    As of the date of this Agreement, except for the Existing Company Restricted Stock Awards, the Company Convertible Securities and except for equity securities owned by the Company in its Subsidiaries (other than Astro Partners), and except as set forth in Section 4.2(f) of the Company Disclosure Letter, (i) there are no shares of capital stock, partnership interests, limited liability company interests or other equity securities of the Company or any of its Subsidiaries issued or authorized and reserved for issuance and (ii) there are no outstanding shares of restricted stock or Rights, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement.
(g)    Except as set forth in Section 4.2(g) of the Company Disclosure Letter, the Company does not own beneficially, directly or indirectly, any capital stock or other equity ownership interests of any Person or any interest in a partnership or joint venture of any kind.
(h)    As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which Company Stockholders may vote are issued or outstanding (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote, other than the Company Convertible Notes. As of the date of this Agreement, the Conversion Rate (as defined in the Company Convertible Notes Indenture as in effect on the date of this Agreement) is 73.1710 shares of Common Stock (as defined in the Company Convertible Notes Indenture as in effect on the date of this Agreement) per $1,000 principal amount of Company Convertible Notes.
(i)    As of the date of this Agreement, the issued and outstanding limited partnership interests of Astro Partners consists of 62,520,220 common units, of which 51,000,000 were owned directly or indirectly by the Company. The sole general partner of Astro Partners is Alon USA Partners GP, LLC, which is a wholly owned subsidiary of the Company. All of the outstanding equity interests of Astro Partners were duly authorized and validly issued, free and clear of all Liens except for Liens set forth in Section 4.2(i) of the Company Disclosure Letter, in accordance with the Astro Partnership

Agreement and are fully paid (to the extent required by such agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act ). Each Subsidiary of Astro Partners is wholly owned by Astro Partners.
(j)    As of the close of business on December 30, 2016, an aggregate of 3,104,764 common units of Astro Partners were reserved for issuance but not yet granted under the Astro Partners LTIP. As of the close of business on December 30, 2016, 14,185 common units of Astro Partners were reserved for issuance pursuant to outstanding award agreements under the Astro Partners LTIP. Since June 30, 2016 and through the date hereof, no awards have been granted and no additional common units of Astro Partners have become subject to issuance under the Astro Partners LTIP. Section 4.2(j) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding award granted under the Astro Partners LTIP and: (A) the name of the holder of such award; (B) the number of common units of Astro Partners subject to such outstanding award; (C) if applicable, the exercise price, purchase price, or similar pricing of such award; (D) the date on which such award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such award is vested and exercisable as of the date hereof; and (F) the date on which such award expires, if applicable. All common units subject to issuance under the Astro Partners LTIP, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized and validly issued, free and clear of all Liens, and will be fully paid (to the extent required by such agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act ).
4.3    Power and Authority.
(a)    The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreements and, subject to the Required Company Vote and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, to consummate the Merger Transactions. Subject to the Required Company Vote, this Agreement and the Merger Transactions have been duly and validly authorized by all necessary corporate action by the Company. This Agreement and the Voting Agreements have been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company (assuming the due execution and delivery of this Agreement by, or on behalf of, the Other Parties and the due execution and delivery of the Voting Agreements by the other parties thereto), enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”)).
(b)    The Company Board (upon the Independent Director Committee Recommendation) has, by resolutions duly adopted by the requisite vote of each of the Independent Director Committee (the “Independent Director Committee Recommendation”) and the Company Board (the “Company Board Approval”) and not subsequently rescinded or modified in any way, (i) determined and declared that this Agreement and the Merger Transactions are advisable, fair to, and in the best interest of, the Company and the Disinterested Stockholders, (ii) approved this Agreement, the consummation of the Merger Transactions, and the Voting Agreements (to which the Company is a party), and (iii) directed that this Agreement and the Merger Transactions be submitted to the

Company Stockholders for approval at a meeting of the Company Stockholders (the “Company Stockholders Meeting”) and recommended that the Company Stockholders approve this Agreement and the Merger Transactions (the “Company Recommendation”).
(c)    The affirmative vote of the holders of the majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock that shall be required by Law or the Company Certificate or Company Bylaws to adopt this Agreement and to consummate the Merger Transactions. The Company has agreed with the Buyer Parties to subject the approval of this Agreement and the consummation of the Merger Transactions to the Disinterested Stockholder Approval (such approval, together with the vote referenced in the preceding sentence, the “Required Company Vote”).
4.4    No Violations or Defaults. Except as set forth in Section 4.4 of the Company Disclosure Letter and subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 4.5 and Article VIII are obtained and assuming the consents, waivers and approvals specified in Section 7.1 are obtained, the execution, delivery and performance of this Agreement and the Voting Agreements and the consummation of the Merger Transactions by the Company do not and will not (a) except as would not reasonably be expected to have a material impact on the Company and its Subsidiaries, taken as a whole, or as set forth in Section 4.4 of the Company Disclosure Letter, (i) violate, conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or loss or reduction of any rights (or give rise to any right of termination, cancellation, modification or acceleration, or trigger any requirement or option for additional consideration, or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or loss or reduction of any rights or give rise to any such right) under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is subject or bound, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound or (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, (b) constitute a breach or violation of, or a default under, the Company Certificate or the Company Bylaws or other similar governing documents of any of the Company’s Subsidiaries or (c) cause the Merger Transactions to be subject to Takeover Laws.
4.5    Consents and Approvals. No consents, approvals or authorizations of, or filings or registrations with, or notifications to, any Governmental Authority are necessary in connection with (a) the execution and delivery by the Company of this Agreement or the Voting Agreements or (b) the consummation by the Company of the Merger Transactions, except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus in a definitive form relating to the matters to be submitted to the Company Stockholders at the Company Stockholders Meeting and to the Parent Stockholders at the Parent Stockholders Meeting and of a registration statement on Form S-4 in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the New Common Stock to be issued as Merger Consideration (such registration statement and any amendments or supplements thereto, the “Registration Statement”), and the declaration of effectiveness by the SEC of the Registration Statement, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of New Common Stock pursuant to this

Agreement, (v) any notices or filings under the HSR Act, or any notices, filings or approvals under any other applicable competition, merger control, antitrust or similar Law or regulation, and (vi) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries.
4.6    Financial Reports and SEC Documents; Internal Controls.
(a)    Since January 1, 2015, all reports, including the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8‑K, forms, schedules, statements, exhibits and other documents required to be filed or furnished by the Company and Astro Partners, with or to the SEC have been or will be timely filed or furnished. The Company SEC Documents, as of their respective filing dates, (i) complied in all material respects as to form with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.6(a) of the Company Disclosure Letter, no Subsidiary of the Company or Astro Partners (other than Astro Partners itself) is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Company SEC Documents. To the Company’s Knowledge, no enforcement action has been initiated against the Company or Astro Partners relating to disclosures contained or omitted from any Company SEC Document.
(b)    The historical financial statements of the Company and Astro Partners and their consolidated Subsidiaries contained in or incorporated by reference into any Company SEC Document (including the related notes and schedules thereto) (i) comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and (ii) have been prepared in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved (“GAAP”) and fairly present in all material respects the consolidated financial position, results of operations, stockholders’ equity and cash flows, as the case may be, of the Company or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with GAAP, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. All of the Company’s Subsidiaries are consolidated for accounting purposes.
(c)    The Company and its Subsidiaries make and keep books, records, and accounts and have devised and maintain a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. The Company and its Subsidiaries have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company and its Subsidiaries in the reports that the Company files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a‑15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Except as set forth in Section 4.6(c) of the Company Disclosure Letter, to the Knowledge of the Company, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body as of, but is not in effect as of, the date of this Agreement that, if implemented, would reasonably be expected to have a Material Adverse Effect with respect to the Company.
(d)    Except as set forth in Section 4.6(d) of the Company Disclosure Letter, since December 31, 2015 through the date of this Agreement, to the Knowledge of the Company, (i) none of the Company, any of its Subsidiaries or any director, officer, or auditor of the Company or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
(e)    The principal executive officer and principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and neither the Company nor its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.
4.7    Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “Company Balance Sheet Date”), and in the financial statements (or notes thereto) included in subsequent Company SEC Documents filed by the Company or Astro Partners prior to the date of this Agreement, neither the Company nor any of its consolidated Subsidiaries had at the Company Balance Sheet Date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP) of any nature, except (i) liabilities, obligations or contingencies that (1) are accrued or reserved against in the financial statements of the Company included in the Company SEC Documents filed prior to the date of this Agreement, or reflected in the notes thereto, (2) were incurred since the Company Balance Sheet Date in the ordinary course of business which would not reasonably be expected to have a Material Adverse Effect with respect to the Company or (3) relate to this Agreement, the Merger Transactions or the proposal of the Buyer Parties with respect to the Merger or (ii) liabilities, obligations or contingencies that (1) would not reasonably be expected to have a Material Adverse Effect with respect to the Company or (2) have been discharged or paid in full prior to the date of this Agreement.

4.8    Absence of Certain Changes. Since the Company Balance Sheet Date, (a) there has not been a Material Adverse Effect with respect to the Company (including its Subsidiaries), (a) through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business in all material respects consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and except as set forth in Section 4.8(c) of the Company Disclosure Letter, since (a) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the consent of Parent, would constitute a breach of clause (f), (g), (h), (i), (j), (k), (m), (o), (q), or (x) of Section 6.1.
4.9    Compliance with Law; Legal Proceedings. Except as set forth in Section 4.9 of the Company Disclosure Letter, the Company and each of its Subsidiaries is and has been since January 1, 2014 in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as set forth in Section 4.9 of the Company Disclosure Letter, since January 1, 2014, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as set forth in Section 4.9 of the Company Disclosure Letter, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to the Company or any of its Subsidiaries or Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no writs, injunctions, orders, judgments or decrees of any Governmental Authority against the Company or any of its Subsidiaries, in each case except for those that do not or would not reasonably be expected to have a Material Adverse Effect with respect to the Company.
4.10    Permits. The Company and each of its Subsidiaries are in possession of all Permits (excluding Environmental Permits) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (“Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have a Material Adverse Effect with respect to the Company. All of the Company Permits are issued in the correct entity’s name. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect with respect to the Company. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as set forth in Section 4.10 of the Company Disclosure Letter, the Company and its Subsidiaries are not, and since December 31, 2014, have not been, in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not reasonably be expected to have a Material Adverse Effect with respect to the Company. As of the date of this Agreement, to the Knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

4.11    Material Contracts.
(a)    Section 4.11(a) of the Company Disclosure Letter lists as of the date of this Agreement, and the Company has made available to the Buyer Parties copies that are true, correct and complete in all material respects of, all contracts, agreements, commitments, arrangements, licenses (including with respect to Intellectual Property Rights), leases (including with respect to personal property, but excluding real property leases) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective personal properties or assets is bound (but which, for the avoidance of doubt, shall not include Company Benefit Plans) that:
(i)    would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;
(ii)    contain covenants that materially limit the ability of the Company or any of its Subsidiaries to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of the Company’s services or products (including any non-compete, exclusivity, or “most-favored-nation” provisions) or which, following the consummation of the Merger, could materially restrict or purport to restrict such ability of the Surviving Entities or HoldCo;
(iii)    provide for or govern the formation, creation, operation, management or control of any strategic partnership or joint venture of the Company and its Subsidiaries;
(iv)    along with other similar licenses or other grant of Company Intellectual Property, agreements, contain a license or other grant of rights to use Intellectual Property Rights that by its terms calls for more than $500,000 collectively in royalties for such license or rights to use such Intellectual Property Rights to or from the Company or its Subsidiaries (including covenants not to sue and patent cross-licenses) excluding with respect to licenses or rights granted to the Company or its Subsidiaries, licenses for commercially available software or “open source software” or under a similar licensing or distribution model;
(v)    involve the joint development of products or technology with a third party with products or technology requiring an investment by the Company in excess of $500,000;
(vi)    other than solely among wholly owned Subsidiaries of the Company, relate to (A) Indebtedness having an outstanding principal amount in excess of $5,000,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case, in connection with which the aggregate actual contingent obligations of the Company and its Subsidiaries under such contract are greater than $5,000,000;
(vii)    were entered into after December 30, 2016, or have not yet been consummated, and involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person;
(viii)    by their terms call for aggregate payments by the Company or any of its Subsidiaries or to the Company or any of its Subsidiaries under such contract of more than $1,000,000 in any one (1) year (including by means of royalty payments) other than contracts made in the ordinary course of business consistent with past practice and other than any Company Benefit Plan;
(ix)    are with respect to any acquisition by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations, in each case, greater than $1,000,000; or
(x)    are entered into between any present or former director or executive officer of the Company (or any of their Affiliates), on the one hand, and the Company or a Subsidiary of the Company, on the other hand, and that by their terms call for in excess of $100,000 in potential future payments, other than (A) for purposes of employee benefits or relocation and (B) items which would not arise to a related party transaction under Item 404 of Regulation S-K of the Exchange Act.
Each contract of the type described in clauses (i) through (x) of this Section 4.11(a) is referred to herein as a “Company Material Contract.”
(b)    To the extent not available in any report, statement, form, schedule, exhibit or other document filed or furnished by the Company or any of its Subsidiaries with the SEC, the Company has delivered or made available to Parent a true, correct and complete copy of each written Company Material Contract (as amended to date), subject to the confidentiality obligations therein to the extent that (i) such confidentiality obligations are described in Section 4.11(a) of the Company Disclosure Letter and (ii) Company has unsuccessfully used its commercially reasonable efforts to obtain a waiver of such confidentiality obligations from the counterparty, listed in Section 4.11(a) of the Company Disclosure Letter. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company: (i) each Company Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that they have previously expired in accordance with their terms; (ii) the Company, its Subsidiaries and, to the Knowledge of the Company, each other party thereto, have performed and complied with all obligations required to be performed or complied with by them under each Company Material Contract; and (iii) there is no default under any Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto.
4.12    Tax Matters. Except as set forth in Section 4.12 of the Company Disclosure Letter:
(a)    All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries, have been duly and timely filed (taking into account any extensions of time within which to file).
(b)    All Tax Returns filed by the Company or any of its Subsidiaries are true, correct and complete in all material respects.
(c)    All Taxes shown to be due on such Tax Returns and all other material Taxes, if any, required to be paid by the Company or its Subsidiaries for all periods ending through the date of this Agreement have been paid or adequate reserves have been established on the balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Documents.
(d)    There are no material Liens with respect to Taxes, other than Permitted Liens, on any asset of Company or any of its Subsidiaries.
(e)    There is no material claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Company or any of its Subsidiaries.
(f)    No material (i) audit or examination or (ii) refund litigation with respect to any Tax Return or Taxes of the Company or any of its Subsidiaries is pending. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns.
(g)    Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (excluding commercial and debt agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or (ii) is under an obligation under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as transferee or successor, such that, in each of clauses (i) and (ii), the Company or any of its Subsidiaries is, on or after the date of this Agreement, liable for any amount of Taxes of another Person (other than the Company or any of its Subsidiaries).
(h)    Each of the Company’s Subsidiaries is currently either (i) properly classified as a partnership for U.S. federal income Tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).
(i)    Each of the Company’s Subsidiaries that is classified as a partnership for U.S. federal income Tax purposes has in effect a valid election under Section 754 of the Code.
(j)    Astro Partners is properly classified as a partnership for U.S. federal income Tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation.
(k)    The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the date of this Agreement in compliance with all Tax withholding provisions of applicable Tax Laws (including income, social security, and employment Tax withholding for all types of compensation).
(l)    The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the date of this Agreement in compliance with all Tax withholding provisions of applicable Tax Laws other than provisions of employee withholding (including withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).

(m)    None of the Company or its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(n)    The Company is not aware of any fact or circumstance that would reasonably be expected to prevent (i) the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Mergers, taken together, from qualifying as an exchange within the meaning of Section 351 of the Code.
(o)    No disallowance of a deduction under Section 162(m) or Section 280G of the Code, or imposition of an excise tax under Section 4999 of the Code, for any amount paid or payable by the Company or any of its Subsidiaries as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, either as a result of the Merger or otherwise.
(p)    Section 4.12(p) of the Company Disclosure Letter sets forth (i) the amount on December 30, 2016 (and determined based on information available as of the date of this Agreement) of net operating losses, capital losses and alternative minimum tax credits and other credits of the consolidated group of which the Company is the common parent for U.S. federal income Tax purposes, (ii) dates of expiration of such items and (iii) any limitations on such items. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has undergone an ownership change (within the meaning of Section 382(g)(1) of the Code).
4.13    Employee Benefits.
(a)    Section 4.13(a) of the Company Disclosure Letter contains a true, correct and complete list identifying each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, relocation, post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by the Company or any entity (whether or not incorporated) that, together with the Company, would be treated as a single employer under Section 414 of the Code and of ERISA Section 4001 (a “Company ERISA Affiliate”) and covers any employee, former employee or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability; provided, however, that Company Benefit Plans shall not include any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”). Prior to the date of this Agreement, the Company has provided or made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Company Benefit Plan: (i) the plan document or agreement; (ii) a written description if such plan is not set forth in a written document; (iii) each trust, insurance, annuity or other funding contract or agreement related thereto, if any; (iv) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial or other valuation reports and (D) summary plan description; (v) the most recent determination or opinion letter, if any, received from the Internal Revenue Service; (vi) any material written communications to or from any Governmental Authority; (vii) the most recent non-discrimination tests performed under the Code; and (viii) copies of material notices, letters and other correspondence from the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, SEC or other Governmental Authority.
(b)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company, with respect to each Company Benefit Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made or accrued in accordance with GAAP, (ii) each such Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the Knowledge of the Company, no event or circumstance exists or has occurred that has or is likely to adversely affect the qualified status of such Company Benefit Plan and with respect to any such Company Benefit Plan that has been terminated prior to the execution of this Agreement, the applicable sponsor of the plan received a favorable determination letter from the Internal Revenue Service with respect to its termination, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened with respect to such Company Benefit Plan or against the assets of such Company Benefit Plan and (iv) it has been operated and administered in compliance with its terms and with all applicable Laws, including ERISA and the Code (including Section 409A of the Code), and all applicable orders, in each case, in all material respects.
(c)    Except (i) as set forth in Section 4.13(c) of the Company Disclosure Letter and (ii) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company, as to any Company Benefit Plan that is subject to Title IV of ERISA, (i) there has been no event or condition which presents the risk of a plan termination, (ii) the plan has not failed to meet any minimum funding standards, whether waived or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code, (iii) no “reportable event” within the meaning of Section 4043 of ERISA has occurred, (iv) no notice of intent to terminate the plan has been given under Section 4041 of ERISA, (v) no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, (vi) no liability to the PBGC has been incurred and (vii) the assets of the plan equal or exceed the actuarial present value of the benefit liabilities based on reasonable actuarial assumptions and the asset valuation principles established by the PBGC.
(d)    At no time during the six (6) years immediately preceding the date of this Agreement has the Company, any of its Subsidiaries or any Company ERISA Affiliate had any obligation to contribute to or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any Multiemployer Plan and the Company, its Subsidiaries and each Company ERISA Affiliate has no liability with respect to any outstanding claims for withdrawal liability that were previously assessed by any Multiemployer Plan. Except as set forth in Section 4.13(d) of the Company Disclosure Letter, no Company Benefit Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiple employer” plan (as defined in Section 4063 or 4064 of ERISA or Section 413 of the Code) (in each case under clause (i) or (ii) whether or not subject to ERISA) or (iii) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. Except as set forth in

Section 4.13(d) of the Company Disclosure Letter, with respect to each Company Benefit Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), neither the Company, nor any of its Subsidiaries, nor any Company ERISA Affiliate has any material liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured), with respect to any Person beyond such Person’s retirement or other termination of service, other than coverage mandated by Section 4980B of the Code, by state Law (or other Law) or company-paid or subsidized healthcare coverage required by any employment, severance or similar plan or arrangement, or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.
(e)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a material liability with respect to the Company and its Subsidiaries taken as a whole, to the Knowledge of the Company, no Company Benefit Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Authority (and, without regard to the Knowledge of the Company, the Company has not received written notice of any such audit or investigation) nor, to the Knowledge of the Company, is any such audit or investigation threatened or anticipated with respect to any Company Benefit Plan.
(f)    Except as specifically contemplated in this Agreement, with respect to each current employee, director or independent contractor of the Company or any of its Subsidiaries, the consummation of the Merger Transactions will not, either alone or upon the occurrence of any additional or subsequent events, whether contingent or otherwise: (i) result in any payment or benefit becoming due or payable to, or required to be provided to, or materially increase any amounts or benefits otherwise payable or due to, any such Person, except to the extent such payment or benefit is provided pursuant to the Company’s severance plans or employment agreements as in effect on the date of this Agreement (which has been provided pursuant to Section 4.13(a)), or the forgiveness of any indebtedness of such Person, (ii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits payable to any such Person, (iii) give rise to any additional service or benefit credits under, or result in any breach of or default under, any Company Benefit Plan, (iv) trigger any other material obligation to any such Person, (iv) limit or restrict the right to amend, terminate or transfer the asset of any Company Benefit Plan on or following the Astro Effective Time or (v) result in any amount failing to be deductible by reason of Section 280G of the Code. There is no contract, agreement, arrangement or policy to which the Company or any Company ERISA Affiliate is a party or by which it is bound to compensate any employee of the Company or its Subsidiaries for excise Taxes paid pursuant to Section 4999 of the Code.
(g)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disseminated in writing any legally binding intent or commitment to create or implement any additional employee benefit plan that would be a Company Benefit Plan if in existence on the date of this Agreement, or to amend, modify or terminate any Company Benefit Plan, in each case that would result in the incurrence of a material liability by the Company and its Subsidiaries taken as a whole. Each Company Benefit Plan can be amended or terminated after the Closing in accordance with its terms without material liabilities to Parent, the Company or any of their Affiliates.
(h)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company, neither the Company, nor any of its Subsidiaries nor any Company ERISA Affiliate has unfunded liabilities with respect to any Company Benefit Plan that is a “pension plan” (within the meaning of Section 3(2) of ERISA)

that covers current or former non-U.S. employees of the Company or any of its Subsidiaries that, if required to be immediately funded, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
(i)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company, neither the Company, nor any of its Subsidiaries, nor any Company ERISA Affiliate, nor any of the Company Benefit Plans, nor any trust created thereunder, nor, to the Knowledge of the Company, any trustee or administrator thereof, has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which the Company, any of its Subsidiaries or any of the Company Benefit Plans that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
(j)    With respect to any employee pension benefit plan, within the meaning of Section 3(2) of ERISA, that is not a Company Benefit Plan, but that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within the six-year period preceding the Astro Effective Time by any Company ERISA Affiliate, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the PBGC has been incurred by a Company ERISA Affiliate, which liability has not been satisfied, (iii) no violation of funding requirements under Section 302 of ERISA has been incurred, and (iv) all contributions (including installments) required by Section 302 of ERISA have been timely made.
4.14    Labor Matters.
(a)    Except as set forth in Section 4.14(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is a party to the terms of any collective bargaining agreement or other agreement with any labor union or representative of its employees, and no such agreements are being negotiated. Except as set forth in Section 4.14(a) of the Company Disclosure Letter, no grievance or other legal action arising out of any collective bargaining agreement with the Company or any Subsidiary of the Company exists or is, to the Knowledge of the Company, threatened except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company.
(b)    As of the date of this Agreement there is not pending, and at no time during the past three (3) years have there been, any labor disputes existing or, to the Knowledge of the Company, threatened involving strikes, work stoppages, slowdowns, picketing or any other interference with work or production, or any other concerted action by employees except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company.
(c)    Except as set forth in Section 4.14(c) of the Company Disclosure Letter, as of the date of this Agreement, no current officer of the Company who is named in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 under the heading “Executive Officers of Registrant” has given written notice to the Company of his or her intent to terminate employment with the Company.
(d)    Except as has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company: (i) the Company and each of its Subsidiaries (1) is and for the past three (3) years has been in compliance with all applicable Laws relating to employment and employment practices and those Laws relating to terms and conditions of employment, wages and hours, occupational safety and health and workers’ compensation and (2) has no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the Knowledge of the Company, threatened against it before any Governmental Authority, and (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability with respect to any misclassification of any person as an independent contractor rather than as an “employee.”
(e)    Except as would not result in any material liability to the Company and its Subsidiaries taken as a whole, in the six months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.
4.15    Environmental Matters. Except (i) as set forth in Section 4.15 of the Company Disclosure Letter and (ii) as has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company:
(a)    The Company and each of its Subsidiaries and their respective properties, assets and operations are and, since January 1, 2014, have been in compliance with Environmental Laws.
(b)    The Company and each of its Subsidiaries are in possession of all Environmental Permits necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as they are now being conducted (“Company Environmental Permits”). All of the Company Environmental Permits are issued in the correct entity’s name. All Company Environmental Permits are in full force and effect. No suspension or cancellation of any of the Company Environmental Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are not, and since December 31, 2014 have not been, in violation or breach of, or default under, any Company Environmental Permit. As of the date of this Agreement, to the Knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Environmental Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Company Environmental Permit (in each case, with or without notice or lapse of time or both).
(c)    There are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Company or any of its Subsidiaries or, to the Knowledge of the Company, otherwise adversely affecting any of their respective properties, assets or operations under any Environmental Laws that, in each case, has not been fully resolved.
(d)    There has been no Release of any Hazardous Material by the Company or any of its Subsidiaries that would reasonably be expected to result in any investigatory, remedial or corrective action obligation on the part of the Company or any of its Subsidiaries under Environmental Laws.
(e)    Neither the Company nor any of its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Law with respect to any investigatory, remedial or corrective activity as a result of any Release of Hazardous Materials at any real property offsite the properties of the Company or any of its Subsidiaries where the Company or such Subsidiary transported or disposed or arranged for the transport or disposal of any Hazardous Materials and, to the Knowledge of the Company, there are no circumstances that would reasonably be likely to result in the receipt of such notice.
(f)    Neither the Company nor any of its Subsidiaries has entered into, or to the Knowledge of the Company is otherwise subject to, any agreements, consents, orders, decrees or judgments pursuant to Environmental Law that, to the Knowledge of the Company, prevent or limit the current or future use or operation of their properties.
(g)    To the Knowledge of the Company, there has been no exposure of any person or property to any Hazardous Material in connection with the operations of the Company and its Subsidiaries that would reasonably be expected to form the basis of a claim for damages or compensation against the Company or its Subsidiaries.
(h)    The Company has made available to Parent complete and accurate copies of all internal and external environmental assessments, reports, audits, studies and other similar documents addressing liabilities or obligations under Environmental Law with respect to the Company and its Subsidiaries’ properties, assets and operations that are in the possession or control of the Company or its Subsidiaries.
(i)    This Agreement and the Merger Transactions will not result in (i) the termination or revocation of, or a right of termination or cancellation under, any Company Environmental Permit or (ii) any liabilities for site investigation or cleanup, or require the prior consent of any Person, pursuant to Environmental Laws, including so-called “transaction-triggered” or “responsible property transfer” requirements.
(j)    Notwithstanding any other provision of this Article IV to the contrary, this Section 4.15 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to matters arising under Environmental Laws; provided, however, the provisions of this Section 4.15(j) shall not qualify, limit, diminish or impair the representations and warranties set forth in Sections 4.4, 4.5 , 4.6, 4.7 or 4.8 with respect to matters arising under Environmental Laws.
4.16    Real Property.
(a)    Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned or ground leased as of the date of this Agreement by the Company or any of its Subsidiaries (the “Company Owned Real Property”), including the address and primary use of such property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company or one of its Subsidiaries has good, marketable and valid title to each of the Company Owned Real Properties, free and clear of all Liens other than Permitted Liens. Except as set forth in Section 4.16(a) of the Company Disclosure Letter, there are no purchase options, rights of first refusal or similar purchase rights outstanding with respect to any of the Company Owned Real Property, except for such options or rights the exercise of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Neither the Company nor any of its Subsidiaries has received written notice of any pending condemnation and, to the Knowledge of the Company, there is no condemnation threatened, with respect to any of the Company Owned Real Property, except for such condemnations, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as set forth in Section 4.16(a) of the Company Disclosure Letter and as would not reasonably be expected to have a Material Adverse Effect with respect to the Company, (i) each lease or sublease pursuant to which the Company or any of its Subsidiaries leases or subleases all or a portion of any Company Owned Real Property to a third party as of the date of this Agreement is valid, binding and in full force and effect, (ii) all rent and other sums and charges payable by the lessee or sublessee thereunder are current and (iii) no termination event or condition or uncured default on the part of the lessee or sublessee thereunder exists.
(b)    Section 4.16(b) of the Company Disclosure Letter sets forth a list that is true, correct and complete of all leases, subleases and other agreements relating to material assets of the Company or any of its Subsidiaries as of the date of this Agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (a “Company Real Property Lease”). Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect with respect to the Company, each Company Real Property Lease is valid, binding and in full force and effect, and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect with respect to the Company, no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the Knowledge of the Company, the landlord thereunder exists under any Company Real Property Lease. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it pursuant to a Company Real Property Lease, free and clear of all Liens, other than Permitted Liens. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect with respect to the Company, neither the Company nor any of its Subsidiaries has received written notice of any pending condemnation and, to the Knowledge of the Company, there is no condemnation threatened in writing, with respect to any property leased pursuant to any of the Company Real Property Leases.
4.17    Intellectual Property.
(a)    Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Company Registered Intellectual Property. There are no proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is or was a party, that are still pending or have been raised in the past six (6) years, and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property, except for such proceedings or actions which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company. To the Knowledge of the Company, each item of Company Registered Intellectual Property is subsisting, valid and enforceable, and is in good standing with the relevant Governmental Authority, including with respect to the payment of maintenance and other fees, except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company and except to the extent a court or tribunal has made a contrary determination as set forth in Section 4.17(a) of the Company Disclosure Letter.
(b)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company or a Subsidiary thereof is the sole owner of each item of Company Registered Intellectual Property and, to the Knowledge of the Company, the owner of each other item of Company Intellectual Property, in each case free and clear of any Liens other than Permitted Liens and, immediately following the Mergers, the Company and its Subsidiaries will have the same rights thereto as they had prior to the Mergers, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company. In the past three (3) years, neither the Company nor any of its Subsidiaries has transferred ownership of or granted any exclusive license (or agreed to any restrictions that have substantially the same effect thereof) with respect to the use, transfer or licensing of, any Company Intellectual Property, except for such transfer, grant or agreement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company.
(c)    To the Knowledge of the Company, the Company and its Subsidiaries own or have a valid right to use all Intellectual Property Rights that are used in or necessary for the conduct of the business of the Company and its Subsidiaries and, immediately following the Mergers, the Company and its Subsidiaries will have the same rights thereto as they had prior to the Mergers, in each case, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.
(d)    To the Knowledge of the Company, neither the operation of the business of the Company and its Subsidiaries as currently conducted or as it has been conducted for the past six (6) years by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, do any Company Products, Infringe any Intellectual Property Rights of any Person, and no previously asserted written claims of Infringement against the Company or any of its Subsidiaries remain outstanding or unresolved, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company.
(e)    To the Knowledge of the Company, neither this Agreement nor the Merger Transactions, including the assignment to HoldCo by operation of Law or otherwise of any contracts to which the Company or any of its Subsidiaries is a party, will cause any of the following: (i) HoldCo or any of its Affiliates to grant or to be obligated to grant to any third party (1) any covenant not to sue with respect to, or (2) any right to or with respect to, any material Intellectual Property Rights owned by, or licensed to, the Company or any of its Subsidiaries immediately prior to the Closing, (ii) HoldCo or any of its Affiliates to be bound by, or subject to, any non-compete with respect to the operation or scope of their respective businesses, or (iii) HoldCo, any of its Affiliates or the Company or any of its Subsidiaries to be obligated to pay any material royalties or other material fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the Merger Transactions.
4.18    Anti-Corruption.
(a)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company, none of the Company,

any Subsidiary of the Company or any director, officer or, to the Knowledge of the Company, any Affiliate, agent, distributor, employee, or other Person acting on behalf of the Company or its Subsidiaries is aware of or has, directly or indirectly, taken any action that would cause the Company or any of its Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to the Company, any of its Subsidiaries or any of its Affiliates (collectively with the FCPA, the “Anti-Corruption Laws”).
(b)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company, none of the Company, any Subsidiary of the Company or any director, officer or, to the Knowledge of the Company, any Affiliate, agent, distributor, employee, or other Person acting on behalf of the Company or its Subsidiaries is aware of or has taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official or any other Person while knowing or having a reasonable belief that all or some portion of it would be given to a Government Official and used for the purpose of: (A) influencing any act or decision of a Government Official or other Person, including a decision to fail to perform official functions, (B) inducing any Government Official or other Person to do or omit to do any act in violation of the lawful duty of such official, (C) securing any improper advantage, or (D) inducing any Government Official to use influence with any Governmental Authority in order to effect any act or decision of such Governmental Authority, in order to assist the Company, any Subsidiary of the Company or any Affiliate of the Company in obtaining or retaining business with, or directing business to, any Person, in each case, in violation of any applicable Anticorruption Laws.
(c)    As of the date of this Agreement, to the Knowledge of the Company, (i) there is no investigation of or request for information from the Company or any of its Subsidiaries by any Governmental Authority regarding the Anticorruption Laws, and (ii) there is no other audit, review, inspection, survey, examination, allegation, investigation or inquiry by any Governmental Authority regarding the Company or any of its Subsidiaries’ actual or possible violation of the Anticorruption Laws.
(d)    No Legal Proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries or Affiliates, or any of their respective officers, directors, agents, distributors, employees, or other Persons acting on their behalf, with respect to any applicable Anticorruption Laws is pending or, to the Knowledge of the Company, threatened. Since January 1, 2014, no civil or criminal penalties have been imposed on the Company or any of its Subsidiaries or Affiliates with respect to violations of any applicable Anticorruption Law, except as have already been disclosed in the Company SEC Documents, nor have any disclosures been submitted to any Governmental Authority with respect to violations of Anticorruption Laws.
(e)    The Company and each of its Subsidiaries has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.
(f)    Except as would not constitute a Material Adverse Effect with respect to the Company, the operations of the Company and its Subsidiaries are and have been, since January 1, 2014, conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.
(g)    The Company and its Affiliates have complied with all applicable statutory and regulatory requirements relating to export controls and trade sanctions, including, in each case to the extent applicable, the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and any similar rules or regulations of the European Union or other jurisdiction, except as would not constitute a Material Adverse Effect with respect to the Company. Except as would not constitute a Material Adverse Effect with respect to the Company, none of the Company, its directors or officers or, to the Knowledge of the Company, none of its Affiliates, shareholders, or employees has, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person. For the purposes of this Agreement, “Prohibited Person” means (i) any individual or entity that has been determined by competent authority to be the subject of a prohibition on such conduct in any law, regulation, rule, or executive order administered by OFAC; (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (iii) any individual or entity that acts on behalf of or is owned or controlled by the government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (iv) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or 50% or more of which is owned, directly or indirectly, by any such individual or entity; or (v) any individual or entity that has been designated on any similar list or order published by the U.S. government.
(h)    Since January 1, 2014, no civil or criminal penalties have been imposed on the Company or, to the Knowledge of the Company, any of the Affiliates of the Company with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to any Governmental Authority. To the Knowledge of the Company, the Company and its Affiliates have not been since January 1, 2014 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of any applicable Laws relating to export controls or trade sanctions, except as would not constitute a Material Adverse Effect with respect to the Company. No Governmental Authority has notified the Company or, to the Knowledge of the Company, any of the Affiliates of the Company in writing since January 1, 2014 of any actual or alleged violation or breach of any applicable Laws relating to export controls or trade sanctions, except as would not constitute a Material Adverse Effect with respect to the Company. To the Knowledge of the Company, none of the Company or its Affiliates has, since January 1, 2014, undergone or is undergoing any internal or external audit, review, inspection, investigation, survey or examination of records relating to the Company’s or any of its Affiliates’ export activity the result of which would constitute a Material Adverse Effect with respect to the Company.

4.19    Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by Persons conducting business similar to that of the Company and which is adequate (in terms of amount and losses and risks covered) for the operation of its business and ownership of its assets and properties, or as is required under the terms of any contract or agreement. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, and (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such policies, except for such claims, threatened terminations, material alterations and material premium increases which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company.
4.20    No Brokers. No action has been taken by or on behalf of the Company that would give rise to any valid claim against any Party for a brokerage commission, finder’s fee or other like payment with respect to the Merger Transactions, excluding fees to be paid to J.P. Morgan Securities, Inc.
4.21    Customers and Suppliers. Except as set forth in Section 4.21 of the Company Disclosure Letter, since January 1, 2014 through the date of this Agreement: (a) no customer or supplier of the Company or any of its Subsidiaries has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries except as would not constitute a Material Adverse Effect with respect to the Company; (b) no customer or supplier of the Company or any of its Subsidiaries has threatened to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or its usage of the services of the Company or any of its Subsidiaries, except as would not constitute a Material Adverse Effect with respect to the Company; and (c) the Company and its Subsidiaries have no direct or indirect ownership interest that is material to the Company and its Subsidiaries taken as a whole in any customer or supplier of the Company or any of its Subsidiaries.
4.22    Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and the Registration Statement, or in any other document filed with any other Governmental Authority in connection with the Merger Transactions, will not (i) in the case of the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, and (ii) in the case of the Joint Proxy Statement/Prospectus, at the date it is first mailed to each of the Company’s and Parent’s stockholders or at the time of each of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.

4.23    Affiliate Transactions. As of the date of this Agreement, there are no transactions, contracts, arrangements, commitments or understandings between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Affiliates (other than wholly owned Subsidiaries of the Company), on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed in the Company SEC Documents.
4.24    Company Fairness Opinion. Prior to the execution of this Agreement, the Independent Director Committee has received an opinion from J.P. Morgan Securities, LLC to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair, from a financial point of view, to the Disinterested Stockholders.
4.25    State Takeover Laws. No approvals are required under Takeover Laws in connection with the performance by the Company of its obligations under this Agreement or the Voting Agreements.
4.26    Data Breaches. Except as set forth in Section 4.26 of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries has issued, and neither the Company nor any of its Subsidiaries has been notified by any Governmental Authority or otherwise has any Knowledge that it is required to issue, any notifications to data owners under any Law relating to the actual or suspected unauthorized access or acquisition of personally identifiable information, or protected health information as required by applicable Laws. Except as set forth in Section 4.26 of the Company Disclosure Letter, the Company has no Knowledge of any such actual or suspected unauthorized access or acquisition of such information that would require such notifications. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been required by a Governmental Authority to undergo any investigation from any Governmental Authority with respect to privacy or data security of personally identifiable information or other protected data and, to the Knowledge of the Company, is not subject to any current investigation by any Governmental Authority (including as a result of any complaints from any individuals provided to such Governmental Authority) regarding the same. The Company is in material compliance with all applicable requirements under Law relating to personally identifiable information, other data protected by applicable Laws and data security. To the Company’s Knowledge, the Company has obtained the requisite consents from providers of personally identifiable information and protected health information.
ARTICLE V
BUYER PARTIES REPRESENTATIONS AND WARRANTIES
Except as disclosed in any report, statement, form, schedule or other document filed or furnished by Parent or any of its Subsidiaries with the SEC subsequent to December 31, 2015 (collectively, “Parent SEC Documents”) that is publicly available prior to the date of this Agreement (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), the Buyer Parties hereby warrant and represent with respect to themselves and their respective Subsidiaries to the Company, as follows:
5.1    Organization, General Authority and Standing.
(a)    Each of the Buyer Parties is a corporation duly organized or formed, as applicable, validly existing and in good standing under the Laws of the State of Delaware. Each Buyer Party (i) has the requisite corporate power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect with respect to Parent.
(b)    True, correct and complete copies of the Parent Certificate and the Parent Bylaws, each as in effect as of the date of this Agreement, have previously been made available to the Company.
(c)    Section 5.1(c) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each (i) Subsidiary of Parent and (ii) entity (other than the Subsidiaries of Parent) in which Parent or any Subsidiary of Parent owns any interest. Each Subsidiary of Parent (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite entity power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect with respect to the Buyer Parties.
5.2    Capitalization.
(a)    As of December 29, 2016, the authorized capital stock of Parent consists of (i) 110,000,000 shares of Parent Common Stock, of which, as of December 29, 2016, 61,954,934 shares were issued and outstanding and (ii) 10,000,000 shares of preferred stock of Parent, par value $0.01 per share (“Parent Preferred Stock”), of which, as of December 29, 2016, no shares were issued and outstanding. As of December 29, 2016, 5,195,791 shares of Parent Common Stock and no shares of Parent Preferred Stock were held in Parent’s treasury. In addition, as of December 29, 2016, there were outstanding Existing Parent Stock Options to purchase an aggregate of 51,496 shares of Parent Common Stock, Existing Parent Stock Appreciation Rights to purchase an aggregate of 2,512,887 shares of Parent Common Stock, and Existing Parent Restricted Stock Awards with respect to an aggregate of 881,813 shares of Parent Common Stock. Since December 30, 2016 and prior to the date of this Agreement, Parent has not issued any shares of Parent Common Stock or Parent Preferred Stock, has not granted any restricted stock, options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, or exchangeable securities, or entered into any other agreements or commitments of any character that might require it to issue any shares of Parent Common Stock or Parent Preferred Stock, or granted any other awards in respect of any shares of Parent Common Stock or Parent Preferred Stock and has not split, combined or reclassified any of its shares of capital stock, other than shares of Parent Common Stock or Parent Preferred Stock issuable upon exercise of the Existing Parent Stock Options, Existing Parent Restricted Stock Awards or Existing Parent Stock Appreciation Rights.
(b)    All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock (i) have been duly authorized and validly issued in accordance with applicable Laws and the Second Amended and Restated Certificate of Incorporation of Parent (the “Parent Certificate”), (ii) are fully paid and non-assessable and (iii) are not subject to and were not issued in violation of any option, right of first refusal, preemptive right, subscription right or any similar right or any provision of applicable Law, the Parent Certificate, the Third Amended and Restated Bylaws of Parent (the “Parent Bylaws”) or any contract to which Parent is a party or by which it is otherwise bound. At the time of issuance, all such shares that may be issued upon the exercise or vesting of, or pursuant to, Existing Parent Stock Options, Existing Parent Restricted Stock Awards or Existing Parent Stock Appreciation Rights (i) will be duly authorized and validly issued in accordance with applicable Laws and the Parent Certificate, (ii) will be fully paid and nonassessable and (iii) will not be subject to or issued in violation of (A) any option, right of first refusal, preemptive right, subscription right or any similar right or (B) any provision of applicable Law, the Parent Certificate, the Parent Bylaws or any contract to which Parent is a party or by which it is otherwise bound. The shares of New Common Stock to be issued in accordance with this Agreement have been duly authorized and, when issued, will be fully paid and non-assessable and will not be subject to or issued in violation of (i) any option, right of first refusal, preemptive right, subscription right or any similar right or (ii) any provision of applicable Law, the HoldCo Certificate, the HoldCo Bylaws or any contract to which HoldCo or Parent is a party or by which it is otherwise bound.
(c)    As of the date of this Agreement, except as set forth in Section 5.2(a) and in Section 5.2(c) of the Parent Disclosure Letter, (i) there are no shares of capital stock, partnership interests, limited liability company interests or other equity securities of Parent issued or authorized and reserved for issuance and (ii) except for equity securities owned by Parent in Subsidiaries of Parent, there are no outstanding shares of restricted stock or Rights, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement.
(d)    Except as set forth in Sections 5.1(c) and 5.2(d) of the Parent Disclosure Letter, Parent does not own beneficially, directly or indirectly, any capital stock or other equity ownership interests of any Person or any interest in a partnership or joint venture of any kind.
(e)    All of the issued and outstanding capital stock of each of Astro Merger Sub and Parent Merger Sub is owned directly by HoldCo. Each of Astro Merger Sub and Parent Merger Sub has outstanding no Rights, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement. Each of HoldCo, Astro Merger Sub and Parent Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Astro Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the Merger Transactions.
(f)    As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which Parent Stockholders may vote is issued or outstanding.
5.3    Power and Authority.
(a)    Each of the Buyer Parties has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreements and, subject to securing the Required Parent Vote and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, to consummate the Merger Transactions. Subject to securing the Required Parent Vote, this Agreement, the Voting Agreements and the Merger Transactions have been duly and validly authorized by all necessary corporate action by the Buyer Parties. This Agreement and the Voting Agreements have been duly and validly executed and delivered by each Buyer Party and constitutes a valid and binding agreement of each Buyer Party (assuming the due execution and delivery of this Agreement and the Voting Agreements by, or on behalf of, the Other Parties and the due execution and delivery of the Voting Agreements by the other parties thereto), enforceable against each such Buyer Party in accordance with its terms except as such enforceability may be limited by Creditors’ Rights. The Parent Board has, by resolutions duly adopted by the requisite vote of the Parent Board (the “Parent Board Approval”) and not subsequently rescinded or modified in any way, unanimously (i) determined and declared that this Agreement and the Merger Transactions are advisable, fair to, and in the best interest of, the Parent and the Parent Stockholders, (ii) approved this Agreement, the transactions contemplated thereby, and the Voting Agreements (to which it is a party), (iii) recommended that the Parent Stockholders vote in favor of the issuance by HoldCo of the New Common Stock as Merger Consideration (the “Share Issuance,” and the recommendation the “Parent Recommendation”) and has directed that the Share Issuance be submitted to the Parent Stockholders for adoption at a duly held meeting of the Parent Stockholders for such purpose (the “Parent Stockholders Meeting”).
(b)    The affirmative vote of a majority of the votes cast at the Parent Stockholder Meeting on Parent’s proposal, to be set forth in the Joint Proxy Statement/Prospectus, with respect to the Share Issuance consisting of (i) New Common Stock that upon issuance will have voting power in excess of twenty percent (20%) of the voting power of Parent Common Stock outstanding before the Share Issuance or (ii) a number of shares of New Common Stock that upon issuance will be in excess of twenty percent (20%) of the number of shares of Parent Common stock outstanding before the Share Issuance, in either case in accordance the shareholder approval requirement set forth in Section 312.03 of the NYSE Listed Company Manual (the “Required Parent Vote”), is the only vote required of the holders of any class or series of Parent’s capital stock that shall be necessary to approve the Share Issuance.
5.4    No Violations or Defaults. Except as set forth in Section 5.4 of the Parent Disclosure Letter and subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.5 and Article VIII are obtained and assuming the consents, waivers and approvals specified in Section 7.1 are obtained, the execution, delivery and performance of this Agreement and the Voting Agreements and the consummation of the Merger Transactions by the Buyer Parties do not and will not (a) except as would not reasonably be expected to have a Material Adverse Effect with respect to Parent, (i) violate, conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or loss or reduction of any rights (or give rise to any right of termination, cancellation, modification or acceleration, or trigger any requirement or option for additional consideration, or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or loss or reduction of any rights or give rise to any such right) under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets is subject or bound, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Buyer Parties or any of their respective Subsidiaries or by which any of their respective assets are bound or (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Buyer Parties or any of their respective Subsidiaries, (b) constitute a breach or violation of, or a default under, the organizational documents or other similar governing documents of any Buyer Party or (c) cause the Merger Transactions to be subject to Takeover Laws.
5.5    Consents and Approvals. Except as set forth in Section 5.5 of the Parent Disclosure Letter, no consents, approvals or authorizations of, or filings or registrations with, or notifications to, any Governmental Authority are necessary in connection with (a) the execution and delivery by the Buyer Parties of this Agreement or the Voting Agreements or (b) the consummation by the Buyer Parties of the Merger Transactions, except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement, and the declaration of effectiveness by the SEC of the Registration Statement, (ii) the

filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of New Common Stock pursuant to this Agreement, (v) any notices or filings under the HSR Act, or any notices, filings or approvals under any other applicable competition, merger control, antitrust or similar Law or regulation, and (vi) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not reasonably be expected to have a Material Adverse Effect with respect to Parent.
5.6    Financial Reports and SEC Documents; Internal Controls.
(a)    Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements, exhibits and other documents required to be filed or furnished by Parent and Parent Logistics Partners, with or to the SEC have been or will be timely filed or furnished. The Parent SEC Documents, as of their respective filing dates, (i) complied in all material respects as to form with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent or Parent Logistics Partners (other than Parent Logistics Partners itself) is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Documents. To Parent’s Knowledge, no enforcement action has been initiated against Parent or Parent Logistics Partners relating to disclosures contained or omitted from any Parent SEC Document.
(b)    The historical financial statements of Parent and its consolidated Subsidiaries contained in or incorporated by reference into any Parent SEC Document (including the related notes and schedules thereto) (i) comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and (ii) have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position, results of operations, stockholders’ equity and cash flows, as the case may be, of Parent or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with GAAP, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. All of Parent’s Subsidiaries are consolidated for accounting purposes.
(c)    Parent and its Subsidiaries make and keep books, records, and accounts and have devised and maintain a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. Parent and its Subsidiaries have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent and its Subsidiaries in the reports that Parent files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. To the Knowledge of Parent, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body as of, but is not in effect as of, the date of this Agreement that, if implemented, would reasonably be expected to have a Material Adverse Effect with respect to Parent.
(d)    Since December 31, 2015 through the date of this Agreement, to the Knowledge of Parent, (i) none of Parent, any of its Subsidiaries or any director, officer, or auditor of Parent or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.
(e)    The principal executive officer and principal financial officer of Parent have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct in all material respects, and neither Parent nor its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.
5.7    Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “Parent Balance Sheet Date”), and in the financial statements (or notes thereto) included in subsequent Parent SEC Documents filed by Parent prior to the date of this Agreement, neither Parent nor any of its consolidated Subsidiaries had at the Parent Balance Sheet Date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP) of any nature, except (i) liabilities, obligations or contingencies that (1) are accrued or reserved against in the financial statements of Parent included in the Parent SEC Documents filed prior to the date of this Agreement, or reflected in the notes thereto, (2) were incurred since the Parent Balance Sheet Date in the ordinary course of business which would not reasonably be expected to have a Material Adverse Effect with respect to Parent or (3) relate to this Agreement, the Merger Transactions or the proposal of the Buyer Parties with respect to the Merger or (ii) liabilities, obligations or contingencies that (1) would not reasonably be expected to have a Material Adverse Effect with respect to Parent or (2) have been discharged or paid in full prior to the date of this Agreement.
5.8    Absence of Certain Changes. Since the Parent Balance Sheet Date, (a) there has not been a Material Adverse Effect with respect to Parent, (b) through the date of this Agreement, Parent and its

Subsidiaries have conducted their respective businesses only in the ordinary course of business in all material respects consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and (c) Parent has not taken any action that, if taken after the date of this Agreement without the consent of the Company, would constitute a breach of Section 6.2(g).
5.9    Compliance with Law; Legal Proceedings. Parent and each of its Subsidiaries is and has been since January 1, 2014 in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have a Material Adverse Effect with respect to Parent. Since January 1, 2014, neither Parent nor any of its Subsidiaries has received any written notice or, to the Knowledge of Parent, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have a Material Adverse Effect with respect to Parent. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened by any Governmental Authority with respect to Parent or any of its Subsidiaries or Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no writs, injunctions, orders, judgments or decrees of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that do not or would not reasonably be expected to have, a Material Adverse Effect with respect to Parent.
5.10    Permits. Parent and each of its Subsidiaries are in possession of all Permits (excluding Environmental Permits) necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have a Material Adverse Effect with respect to Parent. All of the Parent Permits are issued in the correct entity’s name. All of the Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect with respect to Parent. No suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where such suspension or cancellation would not reasonably be expected to have a Material Adverse Effect with respect to Parent. Parent and its Subsidiaries are not, and since December 31, 2014, have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default would not reasonably be expected to have a Material Adverse Effect with respect to Parent. As of the date of this Agreement, to the Knowledge of Parent, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not reasonably be expected to have a Material Adverse Effect with respect to Parent.
5.11    Tax Matters. Except as set forth in Section 5.11 of the Parent Disclosure Letter:
(a)    All material Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries, have been duly and timely filed (taking into account any extensions of time within which to file).
(b)    All Tax Returns filed by Parent or any of its Subsidiaries are true, correct and complete in all material respects.
(c)    All Taxes shown to be due on such Tax Returns and all other material Taxes, if any, required to be paid by Parent or its Subsidiaries for all periods ending through the date of this

Agreement have been paid or adequate reserves have been established on the balance sheet of Parent and its consolidated Subsidiaries included in the Parent SEC Documents.
(d)    There are no material Liens with respect to Taxes, other than Permitted Liens, on any asset of Parent or any of its Subsidiaries.
(e)    There is no material claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries.
(f)    No material (i) audit or examination or (ii) refund litigation with respect to any Tax Return of Parent or any of its Subsidiaries is pending. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns.
(g)    Neither Parent nor any of its Subsidiaries (i) is a party to any Tax allocation, Tax sharing, Tax indemnity agreement or similar agreement (excluding commercial and debt agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or (ii) is under an obligation under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as transferee or successor, such that, in each of clauses (i) and (ii), Parent or any of its Subsidiaries is, on or after the date of this Agreement, liable for any amount of Taxes of another Person (other than Parent or any of its Subsidiaries).
(h)    Parent Logistics Partners is properly classified as a partnership for U.S. federal income Tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation.
(i)    None of Parent or its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j)    Parent is not aware of any fact or circumstance that would reasonably be expected to prevent (i) the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Mergers, taken together, from qualifying as an exchange within the meaning of Section 351 of the Code.
5.12    Environmental Matters. Except as has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent:
(a)    Parent and each of its Subsidiaries and their respective properties, assets and operations is and, since January 1, 2014 have been in compliance with Environmental Laws.
(b)    Parent and each of its Subsidiaries are in possession of all Environmental Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (“Parent Environmental Permits”). All of the Parent Environmental Permits are issued in the correct entity’s name. All Parent Environmental Permits are in full force and effect. No suspension or cancellation of any of the Parent Environmental Permits is pending or, to the Knowledge of Parent, threatened. Parent and its Subsidiaries are not, and since December 31, 2014 have not been, in violation or breach of, or default under, any Parent Environmental Permit. As of the date of this Agreement, to the Knowledge of

Parent, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Environmental Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Parent Environmental Permit (in each case, with or without notice or lapse of time or both).
(c)    There are no pending or, to the Knowledge of Parent, threatened Legal Proceedings against Parent or any of its Subsidiaries or, to the Knowledge of Parent, otherwise adversely affecting any of their respective properties, assets or operations under any Environmental Laws that, in each case, has not been fully resolved.
(d)    There has been no Release of any Hazardous Material by Parent or any of its Subsidiaries from the properties of Parent or any of its Subsidiaries that would reasonably be expected to result in any investigatory, remedial or corrective action obligation on the part of Parent or any of its Subsidiaries under Environmental Laws.
(e)    Neither Parent nor any of its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Law with respect to any investigatory, remedial or corrective activity as a result of any Release of Hazardous Materials at any real property offsite the properties of Parent or any of its Subsidiaries where Parent or such Subsidiary transported or disposed or arranged for the transport or disposal of any Hazardous Materials and, to the Knowledge of Parent, there are no circumstances that would reasonably be likely to result in the receipt of such notice.
(f)    Neither Parent nor any of its Subsidiaries entered into, or to the Knowledge of Parent is otherwise subject to, any agreements, consents, orders, decrees or judgments pursuant to Environmental Law that to the Knowledge of Parent, prevent or limit the current or future use or operation of their properties.
(g)    To the Knowledge of Parent, there has been no exposure of any person or property to any Hazardous Material in connection with the operations of Parent and its Subsidiaries that would reasonably be expected to form the basis of a claim for damages or compensation against Parent or its Subsidiaries.
(h)    Parent has made available to the Company complete and accurate copies of all internal and external environmental assessments, reports, audits, studies and other similar documents addressing liabilities or obligations under Environmental Law with respect to Parent and its Subsidiaries’ properties, assets and operations that are in the possession or control of Parent or its Subsidiaries.
(i)    Notwithstanding any other provision of this Article V to the contrary, Section 5.11 contains the sole and exclusive representations and warranties of Parent and its Subsidiaries with respect to matters arising under Environmental Laws; provided, however, the provisions of this Section 5.12(i) shall not qualify, limit, diminish or impair the representations and warranties set forth in Sections 5.4, 5.5, 5.6, 5.7 or 5.8 with respect to matters arising under Environmental Laws.
5.13    Intellectual Property.
(a)    Section 5.13(a) of the Parent Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Parent Registered Intellectual Property. There are no

proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which Parent or any of its Subsidiaries is or was a party, that are still pending or have been raised in the past six (6) years, and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Parent Registered Intellectual Property, except for such proceedings or actions which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect with respect to Parent. To the Knowledge of Parent, each item of Parent Registered Intellectual Property is subsisting, valid and enforceable, and is in good standing with the relevant Governmental Authority, including with respect to the payment of maintenance and other fees, except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent and except to the extent a court or tribunal has made a contrary determination as set forth in Section 5.13(a) of the Parent Disclosure Letter.
(b)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent, Parent or a Subsidiary thereof is the sole owner of each item of Parent Registered Intellectual Property and, to the Knowledge of Parent, the owner of each other item of Parent Intellectual Property, in each case free and clear of any Liens other than Permitted Liens and, immediately following the Mergers, Parent and its Subsidiaries will have the same rights thereto as they had prior to the Mergers, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to Parent. In the past three (3) years, neither Parent nor any of its Subsidiaries has transferred ownership of or granted any exclusive license (or agreed to any restrictions that have substantially the same effect thereof) with respect to the use, transfer or licensing of, any Parent Intellectual Property, except for such transfer, grant or agreement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent.
(c)    To the Knowledge of Parent, Parent and its Subsidiaries own or have a valid right to use all Intellectual Property Rights that are used in the conduct of the business of Parent and its Subsidiaries and, immediately following the Mergers, Parent and its Subsidiaries will have the same rights thereto as they had prior to the Mergers, in each case, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.
(d)    To the Knowledge of Parent, neither the operation of the business of Parent and its Subsidiaries as currently conducted or as it has been conducted for the past six (6) years by Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, do any Parent Products, Infringe any Intellectual Property Rights of any Person, and no previously asserted written claims of Infringement against Parent or any of its Subsidiaries remain outstanding or unresolved, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent.
5.14    Anticorruption.
(a)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent, none of Parent, any Subsidiary of Parent or any director, officer or, to the Knowledge of Parent, any Affiliate, agent, distributor, employee, or other Person acting on behalf of Parent is aware of or has, directly or indirectly, taken any action that would cause Parent or any of its Subsidiaries to be in violation of the FCPA, or any other Anticorruption Laws.
(b)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent, none of Parent, any Subsidiary of Parent or any director, officer or, to the Knowledge of Parent, any Affiliate, agent, distributor, employee, or other Person acting on behalf of Parent or its Subsidiaries is aware of or has taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official or any other Person while knowing or having a reasonable belief that all or some portion of it would be given to a Government Official and used for the purpose of: (A) influencing any act or decision of a Government Official or other Person, including a decision to fail to perform official functions, (B) inducing any Government Official or other Person to do or omit to do any act in violation of the lawful duty of such official, (C) securing any improper advantage, or (D) inducing any Government Official to use influence with any Governmental Authority in order to effect any act or decision of such Governmental Authority, in order to assist Parent, any Subsidiary of Parent or any Affiliate of Parent in obtaining or retaining business with, or directing business to, any Person, in each case, in violation of any applicable Anticorruption Laws.
(c)    As of the date of this Agreement, to the Knowledge of Parent, (i) there is no investigation of or request for information from Parent or any of its Subsidiaries by any Governmental Authority regarding the Anticorruption Laws, and (ii) there is no other audit, review, inspection, survey, examination, allegation, investigation or inquiry by any Governmental Authority regarding Parent or any of its Subsidiaries’ actual or possible violation of the Anticorruption Laws.
(d)    No Legal Proceeding by or before any Governmental Authority involving Parent or any of its Subsidiaries or Affiliates, or any of their respective directors, officers, employees, or agents, or anyone acting on behalf of Parent or its Subsidiaries, with respect to any applicable Anticorruption Laws is pending or, to the Knowledge of Parent, threatened. Since January 1, 2014, no civil or criminal penalties have been imposed on Parent or any of its Subsidiaries or Affiliates with respect to violations of any applicable Anticorruption Law, except as have already been disclosed in the Parent SEC Documents, nor have any disclosures been submitted to any Governmental Authority with respect to violations of Anticorruption Laws.
(e)    Parent and each of its Subsidiaries has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.
(f)    Except as would not constitute a Material Adverse Effect with respect to Parent, the operations of Parent and its Subsidiaries are and have been, since January 1, 2014, conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving Parent or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.
(g)    Parent and its Affiliates have complied with all applicable statutory and regulatory requirements relating to export controls and trade sanctions, including, in each case to the extent applicable, the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50

U.S.C. §§1701–1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by OFAC and any similar rules or regulations of the European Union or other jurisdiction, except as would not constitute a Material Adverse Effect with respect to Parent. Except as would not constitute a Material Adverse Effect with respect to Parent, none of Parent, its directors or officers, or to the Knowledge of Parent, none of its Affiliates, shareholders, or employees has, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.
(h)    Since January 1, 2014, no civil or criminal penalties have been imposed on Parent or, to the Knowledge of Parent, the Affiliates of Parent with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to any Governmental Authority. To the Knowledge of Parent, Parent and its Affiliates have not been since January 1, 2014 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of any applicable Laws relating to export controls or trade sanctions, except as would not constitute a Material Adverse Effect with respect to Parent. No Governmental Authority has notified Parent or, to the Knowledge of the Parent, the Affiliates of Parent, in writing since January 1, 2014 of any actual or alleged violation or breach of any applicable Laws relating to export controls or trade sanctions, except as would not constitute a Material Adverse Effect with respect to Parent. To the Knowledge of Parent, none of Parent or its Affiliates has, since January 1, 2014, undergone or is undergoing any internal or external audit, review, inspection, investigation, survey or examination of records relating to Parent’s or any of its Affiliates’ export activity the results of which would constitute a Material Adverse Effect with respect to Parent.
5.15    Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent, Parent and its Subsidiaries have all material policies of insurance covering Parent, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by Persons conducting business similar to that of Parent and which is adequate (in terms of amount and losses and risks covered) for the operation of its business and ownership of its assets and properties, or as is required under the terms of any contract or agreement. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, and (ii) neither Parent nor any of its Subsidiaries is in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such policies, except for such claims, threatened terminations, material alterations and material premium increases which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent.
5.16    No Brokers. No action has been taken by Parent that would give rise to any valid claim against any Party for a brokerage commission, finder’s fee or other like payment with respect to the Merger Transactions, excluding fees to be paid to Tudor Pickering Holt & Co.

5.17     Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Joint Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any other Governmental Authority in connection with the Merger Transactions, will not (i) in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, and (ii) in the case of the Joint Proxy Statement/Prospectus, at the date it is first mailed to each of the Company’s and Parent’s stockholders or at the time of each of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.
5.18    Affiliate Transactions. As of the date of this Agreement, there are no transactions, contracts, arrangements, commitments or understandings between Parent or any of its Subsidiaries, on the one hand, and any of Parent’s Affiliates (other than wholly owned Subsidiaries of Parent), on the other hand, that would be required to be disclosed by Parent under Item 404 of Regulation S-K under the Securities Act.
5.19    Ownership of Company Capital Stock. As of the date of this Agreement, Parent owns 33,691,292 shares of Company Common Stock, which represent all capital stock in the Company held by any Buyer Party or any of its respective Subsidiaries.
5.20    State Takeover Laws. No approvals are required under Takeover Laws in connection with the performance by the Buyer Parties of their obligations under this Agreement or the Voting Agreements.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
6.1    Conduct of Business of the Company and its Subsidiaries. Except (i) as expressly permitted or required by this Agreement, (ii) required by applicable Law, (iii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the Astro Effective Time, the Company will conduct and will cause each of its Subsidiaries, including Astro Partners (to the extent not in conflict with the agreement of limited partnership of Astro Partners in effect as of the date of this Agreement), to conduct its business and operations according to its ordinary and usual course of business consistent with past practice and the Company will use and will cause each of its Subsidiaries, including Astro Partners (to the extent not in conflict with the agreement of limited partnership of Astro Partners in effect as of the date of this Agreement), to use commercially reasonable efforts to preserve intact its business organization, maintain its rights, franchises and permits, keep available the services of its current directors and officers and employees who are integral to the operation of their businesses as presently conducted and preserve the goodwill of and maintain satisfactory relationships with those Persons, including customers, suppliers and distributors, having significant business relationships with the Company or any of its Subsidiaries. Except (u) as required by any collective bargaining agreement or obligation or other contract with a labor union in effect as of the date of this Agreement, (v) as expressly permitted or required by this Agreement, (w) as required by applicable Law, (x) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as set forth in the corresponding subsection in Section 6.1 of the Company Disclosure Letter or (z) for intercompany transactions between the Company’s Subsidiaries or the Company and its Subsidiaries, during the period from the date of this Agreement to the

Astro Effective Time, the Company shall not, and shall cause each of its respective Subsidiaries, including Astro Partners (to the extent not in conflict with the agreement of limited partnership of Astro Partners in effect as of the date of this Agreement), not to:
(a)    (i) issue, grant, sell or otherwise permit to become outstanding, or authorize the creation of, or approve any rights plan with respect to, any additional equity securities (including any Company Preferred Stock) (other than shares of Company Common Stock issuable upon the vesting or settlement of Existing Company Restricted Stock Awards outstanding on the date of this Agreement or granted in accordance with the terms of this Agreement or upon the conversion of the Company Convertible Securities, in each case in accordance with the terms thereof) or any additional Rights or (ii) enter into any agreement with respect to the foregoing, except, in each case, as required pursuant to the terms and conditions of, and within authorization limits in, any Company Benefit Plan as in effect on the date of this Agreement;
(b)    issue any additional equity interests that are subject to new grants of restricted stock, phantom stock, stock options, distribution equivalent rights, stock appreciation rights or similar equity-based employee Rights, other than pursuant to the terms of any Company Equity Plan or the Astro Partners LTIP in the ordinary course of business consistent with past practice;
(c)    purchase, redeem or otherwise acquire, directly or indirectly, or amend the terms of, any equity interests or Rights of the Company or its Subsidiaries, other than the issuance of any Company Common Stock upon the settlement of any grants made under any Company Equity Plan or the Astro Partners LTIP that are outstanding on the date of this Agreement in accordance with the terms as of the date of this Agreement of those grants;
(d)    declare, set aside, make or pay dividends or distributions (whether in cash, stock or property) on any shares of its equity securities, other than cash dividends (i) paid to the Company or one of its Subsidiaries by a Subsidiary of the Company with regard to its capital stock or other equity interests and other than any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, (ii) of the Company on a quarterly basis until the Closing Date up to $0.15 per share of Company Common Stock outstanding or (iii) of Astro Partners in the ordinary course and consistent with past practice;
(e)    amend the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or other similar governing documents) of any Subsidiary of the Company, in each case as in effect on the date of this Agreement, other than for amendments that solely effect ministerial changes to such documents;
(f)    (i) sell, lease, license or dispose any portion of its assets, business or properties other than (A) in the ordinary course of business or (B) any such transaction (or series of related transactions) not to exceed $10,000,000, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than (A) in the ordinary course of business consistent with past practice or (B) any such transaction (or series of related transactions) not to exceed $10,000,000, (iii) merge, consolidate or enter into any other business combination transaction or agreement with any Person or (iv) convert from a corporation or limited liability company, as the case may be, to any other business entity;
(g)    other than in the ordinary course of business, enter into any Company Material Contract;

(h)    other than in the ordinary course of business, modify, amend, renew or extend, in any material respect, terminate or assign, or waive or assign any rights under, any Company Material Contract;
(i)    incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, including any additions to amounts carried under operating leases utilized in lieu of capital spending, except for (i) capital expenditures contained in the capital expenditure budget for the Company’s 2017 fiscal year approved by the Company Board during meetings which occurred on December 14, 2016 and December 15, 2016, (ii) any capital expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, (iii) any capital expenditures that the Company reasonably determines are necessary to maintain the safety and integrity of any asset or property in response to any unanticipated and subsequently discovered events, occurrences or developments or (iv) any capital expenditures which are unanimously approved by the Company Board;
(j)    commence, initiate, waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding, seeking damages or injunction or other equitable relief, that (i) involves an amount in excess of $5,000,000 (excluding any amounts that are covered by any insurance policies of the Company or its Subsidiaries, as applicable), (ii) is material to the Company and its Subsidiaries, taken as a whole, or (iii) is a claim, action or proceeding relating to the Merger Transactions or this Agreement;
(k)    pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued or unaccrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (i) to the extent of the amounts disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement, or (ii) in the ordinary course of business consistent with past practice and not in violation of this Section 6.1;
(l)    take or omit to take any action that would cause any material Company Intellectual Property, including with respect to any registrations or applications for registration, to lapse, be abandoned or canceled, or fall into the public domain, other than actions or omissions in the ordinary course of business consistent with past practice and not otherwise in violation of this Section 6.1.
(m)    implement or adopt any material change in its (i) accounting principles, practices or methods, other than as may be required by GAAP or other applicable regulatory authorities, or (ii) timing of collection of accounts receivable or payment of accounts payable;
(n)    fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained;
(o)    (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for U.S. federal income Tax purposes from those employed in the preparation of its U.S. federal income Tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(p)    except as set forth in Section 7.14(c), (i) adopt, enter into, terminate or amend, or increase or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Company Benefit Plan, (ii) grant any severance, termination, change in control, retention or similar pay or compensation or benefit to any current or former director, employee, independent contractor or consultant of the Company or any of its Subsidiaries or modifications thereto or increases therein, other than severance payments in the ordinary course of business consistent with past practice, or (iii) establish, adopt, enter into, amend or terminate any plan, policy, program, fund, contract, arrangement or agreement for the benefit of any current or former directors or officers of the Company or any of its Subsidiaries or any of their beneficiaries;
(q)    except in each case as required to comply with any applicable Law or except as required to comply with any Company Benefit Plan, as in effect as of the date of this Agreement, or the terms of this Agreement, (A) with respect to any current or former director, employee, independent contractor or consultant of the Company or any Subsidiary (except for store-level employees involved in the retail business), grant any such individual any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any such individual not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any such individual, other than increases in compensation or benefits or the payment of bonuses in the ordinary course of business consistent with past practice, or (B) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Plan or awards made thereunder) to any current or former director, employee, independent contractor or consultant of the Company or any Subsidiary, except (i) as required to comply with any applicable Law or any Company Benefit Plan in effect as of the date of this Agreement or (ii) in the ordinary course of business consistent with past practice;
(r)    forgive any loans to employees, officers or directors or any of their respective Affiliates;
(s)    enter into any contract with any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), including any contract pursuant to which the Company has an obligation to indemnify such officer, director, Affiliate or family member;
(t)    (i) terminate the employment of any officer or employee with the title of vice president or above, except as a direct result of such officer’s or employee’s (A) willful failure to perform the duties or responsibilities of his employment, (B) engaging in serious misconduct, or (C) being convicted of or entering a plea of guilty to any crime, or (ii) undertake (A) any material reduction in force, or (B) without prior consultation with Parent, any reduction in force that is subject to WARN Act, in each case, in respect of the employees of the Company or its Subsidiaries;
(u)    except as required pursuant to the terms and conditions of any Company Benefit Plan, in each case, as in effect on the date of this Agreement, (i) enter into any material collective bargaining agreement or other material works council or labor union agreement, or (ii) without first using commercially reasonable efforts to disclose to Parent, in reasonable detail, the bargaining strategy of the Company or any Subsidiary of the Company, as applicable, amend or renew any collective bargaining agreement or other works council or labor union agreement in effect as of the date of this Agreement or entered into pursuant to the foregoing clause (i);
(v)    (i) incur, create, assume, guarantee, endorse or otherwise become liable or responsible for any Indebtedness other than (A) Indebtedness for borrowed money (and any associated Liens) approved by the Company Board provided that such Indebtedness does not include any Rights in respect of shares of Company Common Stock or Company Preferred Stock, (B) advances pursuant to and permitted under the Company Revolving Credit Agreement (directly, contingently or otherwise) or (C) guarantees or sureties for the benefit of any Subsidiary or (ii) create any Lien on its assets or property or the assets or property of its Subsidiaries to secure Indebtedness existing as of the date of this Agreement or for any other purpose (other than Liens permitted under clause (i)(A) of this Section 6.1(v)).
(w)    make any loans, advances or capital contributions to, or investments in, any other Person (other than any Subsidiary), except in each case pursuant to Company Material Contracts in existence on the date of this Agreement, in accordance with their terms as in effect on the date of this Agreement;
(x)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;
(y)    knowingly take any action that is intended or is reasonably likely to result in (i) inaccuracy of a representation and warranty set forth in this Agreement that would allow for a termination of this Agreement, (ii) any of the conditions set forth in Section 8.3 not being satisfied, (iii) any material delay or prevention of the consummation of the Merger Transactions or (iv) a material violation of any provision of this Agreement;
(z)    convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Company Stockholders Meeting, except as required by applicable Law or the NYSE or as required by the Company Certificate and Company Bylaws;
(aa)    except in connection with actions permitted by Section 7.6, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Company Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for the Buyer Parties or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement; or
(bb)    authorize, resolve, agree or commit to do anything prohibited by clauses (a) through (aa) of this Section 6.1.
6.2    Conduct of Business of Parent and its Subsidiaries. Except for actions (i) as expressly permitted or required by this Agreement, (ii) required by applicable Law, (iii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iv) set forth on the corresponding subsection on Section 6.2 of the Parent Disclosure Letter or (v) for intercompany transactions between Parent’s Subsidiaries or Parent and its Subsidiaries, during the period from the date of this Agreement to the Parent Effective Time, Parent will conduct and will cause its Subsidiaries, including Parent Logistics Partners (to the extent not in conflict with the agreement of limited partnership of Parent Logistics Partners in effect as of the date of this Agreement), to conduct their respective businesses and operations according to their ordinary and usual course of business consistent with past practice and Parent will use and will cause each of its Subsidiaries, including Parent Logistics Partners (to the extent not in conflict with the agreement of limited partnership of Parent Logistics Partners in effect as of the date of this Agreement), to use commercially reasonable efforts to preserve intact its business organization, maintain its rights, franchises and permits, keep available the services of its current directors and officers and employees who are integral to the operation of their businesses as presently conducted and preserve the goodwill of and maintain satisfactory relationships with those Persons, including customers, suppliers and distributors, having significant business relationships with the Company or any of its Subsidiaries. Except (u) as required by any collective bargaining agreement or other contract with a labor union in effect as of the date of this Agreement, (v) as expressly permitted or required by this Agreement, (w) as required by applicable Law, (x) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as set forth in the corresponding subsection on Section 6.2 of the Parent Disclosure Letter or (z) for intercompany transactions between Parent’s Subsidiaries or Parent and its Subsidiaries, during the period from the date of this Agreement to the Parent Effective Time, Parent shall not, and shall cause each of its respective Subsidiaries, including Parent Logistics Partners (to the extent not in conflict with the agreement of limited partnership of Parent Logistics Partners in effect as of the date of this Agreement), not to:
(a)    conduct its business and the business of its Subsidiaries other than in the ordinary course except as would not reasonably be expected to have a Material Adverse Effect with respect to Parent;
(b)    (i) issue, grant, sell or otherwise permit to become outstanding, or authorize the creation of any additional equity securities other than (A) shares of Parent Common Stock issuable upon exercise of the Existing Parent Stock Options, upon the vesting or settlement of Existing Parent Restricted Stock Awards or Existing Parent Stock Appreciation Right outstanding on the date of this Agreement or granted in accordance with the terms of this Agreement in each case in accordance with the terms thereof or (B) in the ordinary course; (ii) issue, grant, sell or otherwise permit to become outstanding, or authorize the creation of any additional Rights outside the ordinary course; or (iii) enter into any agreement with respect to the foregoing, except, in each case, as required pursuant to the terms and conditions of, and within authorization limits in, any Parent Benefit Plan as in effect on the date of this Agreement;
(c)    purchase, redeem or otherwise acquire, directly or indirectly, or amend the terms of, any equity interests of Parent or its Subsidiaries, other than (i) the issuance of any Parent Common Stock upon the settlement of any grants made under any Parent Equity Plan or the Parent Logistics Partners LTIP that are outstanding on the date of this Agreement in accordance with the terms of such grants as of the date of this Agreement or (ii) redemptions of Parent Common Stock in an amount not to exceed $150 million pursuant to Parent’s stock buy-back plan which has been authorized by the Parent Board prior to the date of this Agreement;
(d)    merge, consolidate or enter into any other business combination transaction or agreement with any Person or make any acquisition or disposition that would prevent or materially delay the consummation of the Merger Transactions;
(e)    make or declare dividends or distributions (i) to the holders of Parent Common Stock that are special or extraordinary dividends or distributions other than such dividends or distributions as are consistent with past practice made pursuant to applicable approvals of the Parent Board or (ii) to the holders of any other stock of or interests in Parent, other than dividends or distributions which constitute regular quarterly dividends to such Parent Stockholders consistent with past practice;
(f)    amend the Parent Certificate or the Parent Bylaws or the certificate of incorporation or bylaws (or other similar governing documents) of any Subsidiary of Parent, in each case as in effect on the date of this Agreement, other than for amendments that solely effect ministerial changes to such documents;
(g)    with respect to Parent and any material Subsidiaries, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation of such Person;
(h)    knowingly take any action that is intended or is reasonably likely to result in (i) any inaccuracy of a representation and warranty set forth in this Agreement that would allow for a termination of this Agreement, (ii) any of the conditions set forth in Section 8.2 not being satisfied, (iii) any material delay or prevention of the consummation of the Merger Transactions or (iv) a material violation of any provision of this Agreement; or
(i)    authorize, resolve, agree or commit to do anything prohibited by clauses (a) through (h) of this Section 6.2.
ARTICLE VII
COVENANTS
7.1    Reasonable Best Efforts; Third Party Approvals.
(a)    Subject to the terms and conditions of this Agreement, each Party shall cooperate with the Other Parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts in good faith (subject to, and in accordance with, applicable Laws) to take, or cause to be taken, all actions, and to do, or cause to be done, and assist and cooperate with the Other Parties in doing, all things necessary, proper, desirable or advisable, so as to permit and enable prompt consummation of the Merger Transactions, including (i) using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Merger Transactions, (ii) using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger Transactions or seeking material damages with respect thereto and (iii) using reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the Merger Transactions, to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as promptly as practicable, and (iv) using reasonable best efforts to obtain the consents and waivers listed in Section 9.1(c)(v) of the Company Disclosure Letter prior to the Consent Deadline and, in the case of Parent, using reasonable best efforts to enter into guarantees necessary in connection with obtaining the consents and waivers referenced in this clause (iv) to replace guarantees of the Company outstanding as of the date of this Agreement.
(b)    Subject to the other terms and conditions herein provided and without limiting the foregoing, each of the Buyer Parties and the Company shall (and shall cause their respective Subsidiaries to):

(i)    consult with the Other Parties with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Merger Transactions, and each Party will keep the Other Parties apprised of the status of material matters relating to completion of the Merger Transactions;
(ii)    If it becomes reasonably likely that the Closing will not occur prior to March 21, 2017, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable (or on a date that is mutually agreed to by the Parties) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and, subject to Section 7.1(d), use reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 7.1 necessary to obtain expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date);
(iii)    unless otherwise prohibited by applicable Law, promptly notify the Other Parties of any communication concerning this Agreement or the Merger Transactions to that Party from any Governmental Authority and consult with and permit the Other Party to review in advance any proposed communication concerning this Agreement or any of the Merger Transactions to any Governmental Authority;
(iv)    unless otherwise prohibited by applicable Law, upon request, promptly furnish the Other Parties with all information concerning itself, its Subsidiaries, directors, officers, stockholders and unitholders and such other matters as may be reasonably necessary or advisable in connection with any required filing, notice or application made by or on behalf of such Other Party or any of such Other Party’s Subsidiaries to any Governmental Authority in connection with the Merger Transactions; and
(v)    unless otherwise prohibited by applicable Law, promptly furnish to the Other Parties copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the Merger Transactions.
(c)    Notwithstanding anything in this Agreement to the contrary, Parent shall have the unilateral right to direct the antitrust defense of the Merger Transactions in any investigation or litigation by, or negotiations with, any Governmental Authority or other person relating to the Merger Transactions or regulatory filings under applicable Antitrust Law. The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent. The Company shall use reasonable best efforts to provide full and effective support of Parent in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by Parent.
(d)    Without limiting the foregoing, the Buyer Parties and the Company shall take all such action as may be necessary to resolve such objections, if any, that the Antitrust Division of the United States Department of Justice, the Federal Trade Commission or state antitrust enforcement authorities may assert under Antitrust Laws with respect to the Merger Transactions, and to avoid or eliminate, and minimize the impact of, each and every impediment under Antitrust Laws that may be asserted by any Governmental Authority with respect to the Merger Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date); provided, however, that nothing contained in this Agreement requires Parent or the Company or their respective Subsidiaries to take, or cause to be taken, or agree to take, any action with respect to any of the assets, businesses or product lines of the Company or any of its Subsidiaries (“Company Assets”), or of Parent, HoldCo or any of their Subsidiaries (including the Surviving Entities) (“Parent Assets”), or any combination thereof, if such action (whether taken with respect to Company Assets or Parent Assets), individually or in the aggregate, would result in the divestiture, sale, hold separate, license or limitation of the conduct on business that, individually or taken together, would reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole or Parent and its Subsidiaries, taken as a whole.
7.2    Stockholder Approvals.
(a)    Stockholder Meetings
(i)    Company Stockholder Meeting. Subject to the terms and conditions of this Agreement, the Company shall, as promptly as practicable after the Registration Statement is declared effective, (i) take, in accordance with applicable Law, applicable stock exchange rules, the Company Certificate and the Company Bylaws, all action necessary to establish a record date for, duly call, give notice of, convene and (ii) hold the Company Stockholders Meeting to consider and vote solely upon the approval of this Agreement and the Merger Transactions, the advisory “say on golden parachute compensation” vote required by Rule 14a-21(c) under the Exchange Act in connection therewith and any other matters required under applicable Law to be considered at the Company Stockholders Meeting, and to adjourn the Company Stockholders Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the other proposals (including with respect to the Disinterested Stockholder Approval). Subject to the Registration Statement having been declared effective, such Company Stockholders Meeting shall in any event be no later than sixty (60) days after (i) the tenth (10th) day after the preliminary Joint Proxy Statement/Prospectus therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Joint Proxy Statement/Prospectus or (ii) if the SEC has, by the tenth (10th) day after the preliminary Joint Proxy Statement/Prospectus therefor has been filed with the SEC, informed the Company that it intends to review the Joint Proxy Statement/Prospectus, the date on which the SEC confirms that it has no further comments on the Joint Proxy Statement/Prospectus. The Company may postpone or adjourn the Company Stockholders Meeting solely (i) with the consent of Parent; (ii) (A) due to the absence of a quorum or (B) if the Company has not received proxies representing a sufficient number of shares to approve this Agreement and the Merger Transactions (including with respect to the Disinterested Stockholder Approval), whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Independent Director Committee or the Company Board (which, in any event, shall require the prior affirmative recommendation of the Independent Director Committee) has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided, that the Company may not postpone or adjourn the Company Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) or clause (ii)(B) of this Section 7.2(a)(i). Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Company Stockholders Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares for the approval of this Agreement and the Merger Transactions; provided, that the Company shall not be required to adjourn the Company Stockholders Meeting more than two (2) times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding fifteen (15) Business Days. Subject to Section 7.2(b)(i) or (ii), the Company Recommendation and the Independent Director Committee Recommendation shall be made and shall be included in the Joint Proxy Statement/Prospectus, and the Company shall take all reasonable lawful action to solicit and obtain the Required Company Vote (including the Disinterested Stockholder Approval). Except as provided in Section 7.2(b)(i) or (ii), neither the Independent Director Committee nor the Company Board (which in any event shall require the prior affirmative recommendation of the Independent Director Committee) shall (w) take any action, make any statement or give any direction to cause directly or indirectly the failure to include the Company Recommendation or the Independent Director Committee Recommendation in the Joint Proxy Statement/Prospectus, (x) withhold, withdraw, amend, modify or qualify, or publicly propose to withhold, withdraw, amend, modify or qualify, in any manner adverse to Parent, the Company Recommendation, the Independent Director Committee Recommendation or the Company Board Approval, (y) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Company Acquisition Proposal or (z) make any public statement regarding any Company Acquisition Proposal or tender or exchange offer that fails to include a reaffirmation of the Company Recommendation and the Independent Director Committee Recommendation (other than a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act in connection with a tender offer or exchange offer provided such statement includes a reaffirmation of the Company Recommendation) (any action described in this sentence being referred to as a “Company Change in Recommendation”).
(ii)    Parent Stockholder Meeting. Subject to the terms and conditions of this Agreement, Parent shall, as promptly as practicable after the Registration Statement is declared effective, (i) take, in accordance with applicable Law, applicable stock exchange rules, the Parent Certificate and the Parent Bylaws, all action necessary to establish a record date for, duly call, give notice of, convene and (ii) hold the Parent Stockholders Meeting to consider and vote solely upon the approval of the Share Issuance and any other matters required under applicable Law to be considered at the Parent Stockholders Meeting, and to adjourn the Parent Stockholders Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the other proposals. Subject to the Registration Statement having been declared effective, such Parent Stockholders Meeting shall in any event be no later than sixty (60) days after (i) the tenth (10th) day after the preliminary Joint Proxy Statement/Prospectus therefor has been filed with the SEC if by such date the SEC has not informed Parent that it intends to review the Joint Proxy Statement/Prospectus or (ii) if the SEC has, by the tenth (10th) day after the preliminary Joint Proxy Statement/Prospectus therefor has been filed with the SEC, informed Parent that it intends to review the Joint Proxy Statement/Prospectus, the date on which the SEC confirms that it has no further comments on the Joint Proxy Statement/Prospectus. Parent may postpone or adjourn the Parent Stockholders Meeting solely (i) with the consent of the Company; (ii)

(A) due to the absence of a quorum or (B) if Parent has not received proxies representing a sufficient number of shares to approve the Share Issuance, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Parent Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Stockholders Meeting; provided, that Parent may not postpone or adjourn the Parent Stockholders Meeting more than a total of two (2) times pursuant to clause (ii)(A) or clause (ii)(B) of this Section 7.2(a)(ii). Notwithstanding the foregoing, Parent shall, at the request of the Company, to the extent permitted by Law, adjourn the Parent Stockholders Meeting to a date specified by the Company for the absence of a quorum or if Parent has not received proxies representing a sufficient number of shares for the approval of the Share Issuance; provided, that Parent shall not be required to adjourn the Parent Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding fifteen (15) Business Days. Subject to Section 7.2(b)(i), the Parent Recommendation shall be made and shall be included in the Joint Proxy Statement/Prospectus, and Parent shall take all reasonable lawful action to solicit and obtain the Required Parent Vote. Except as provided in Section 7.2(b)(i), the Parent Board shall not (w) take any action, make any statement or give any direction to cause directly or indirectly the failure to include the Parent Recommendation in the Joint Proxy Statement/Prospectus, (x) withhold, withdraw, amend, modify or qualify, or publicly propose to withhold, withdraw, amend, modify or qualify, in any manner adverse to the Company, the Parent Recommendation or the Parent Board Approval (y) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Parent Acquisition Proposal or (z) make any public statement regarding any Parent Acquisition Proposal or tender or exchange offer that fails to include a reaffirmation of the Parent Recommendation (other than a “stop, look and listen” communication by the Parent Board pursuant to Rule 14d-9(f) of the Exchange Act in connection with a tender offer or exchange offer provided such statement includes a reaffirmation of the Parent Recommendation) (any action described in this sentence being referred to as a “Parent Change in Recommendation”).
(iii)    Parent and the Company shall cooperate to schedule and convene the Parent Stockholders Meeting and the Company Stockholders Meeting on the same date and to establish the same record date for both the Parent Stockholders Meeting and the Company Stockholders Meeting. Each of Parent’s and the Company’s obligations pursuant to this Section 7.2(a) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to the Company or to Parent of any Company Acquisition Proposal or Parent Acquisition Proposal, respectively or (B) the occurrence of a Company Change in Recommendation or a Parent Change in Recommendation.
(b)    Permitted Changes in Recommendation.
(i)    Notwithstanding Section 7.2(a), at any time prior to obtaining the Required Company Vote (in the case of the Company) or the Required Parent Vote (in the case of Parent), either the Independent Director Committee or the Company Board (which in any event shall require the prior affirmative recommendation of the Independent Director Committee) (in the case of the Company) or the Parent Board (in the case of Parent) may, in response to a bona fide unsolicited written Company Acquisition Proposal or Parent

Acquisition Proposal, respectively, that did not result from a breach of Section 7.6(b), make a Company Change in Recommendation or a Parent Change in Recommendation, as applicable, if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that (i) failure to make a Company Change in Recommendation or Parent Change in Recommendation, as applicable, would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company Stockholders or Parent Stockholders, as applicable, under applicable Law and (ii) such Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, constitutes or would reasonably be expected to lead to or result in a Company Superior Proposal or a Parent Superior Proposal, as applicable; provided, however, that neither the Independent Director Committee nor the Company Board (which in any event shall require the prior affirmative recommendation of the Independent Director Committee) (in the case of the Company) or the Parent Board (in the case of Parent) shall be entitled to exercise its right to make a Company Change in Recommendation or a Parent Change of Recommendation, as applicable, pursuant to this sentence unless (A) such Party has provided to the Other Party three (3) Business Days’ prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising the Other Party that the Company Board or the Independent Director Committee, as applicable (in the case of the Company) or the Parent Board (in the case of Parent), intends to take such action, specifying the reasons therefor in reasonable detail, including that the Company Board or the Independent Director Committee, as applicable (in the case of the Company) or the Parent Board (in the case of Parent), has determined that the Company Acquisition Proposal or the Parent Acquisition Proposal is a Company Superior Proposal or a Parent Superior Proposal, as applicable, and specifying the terms and conditions of such Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, and the identity of the Person making such Company Acquisition Proposal or Parent Acquisition Proposal, as applicable (including whether approval of the equity owners of such Person is required) (it being understood that any material amendment to the terms of any such Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, shall require a new Notice of Proposed Recommendation Change and an additional three (3) Business Day period), (B) such Party has provided to the Other Party all materials and information delivered or made available to the Person or “group” (as such term is used in Section 13(d) of the Exchange Act) of Persons making such determined Company Superior Proposal or Parent Acquisition Proposal (to the extent not previously provided to the Other Party), (C) such Party, the Company Board or the Independent Director Committee, as applicable (in the case of the Company) or the Parent Board (in the case of Parent), has negotiated, and has caused its respective Representatives to negotiate, in good faith with the Other Party during such notice period to enable the Other Party to revise the terms of this Agreement such that it would obviate the need for making the Company Change in Recommendation or the Parent Change in Recommendation, and (D) following the end of such notice period, the Independent Director Committee or the Company Board (which in any event shall require the prior affirmative recommendation of the Independent Director Committee) (in the case of the Company), or the Parent Board (in the case of Parent), shall have considered in good faith any changes to this Agreement proposed by the Other Party and shall have determined (after consultation with its outside legal counsel and financial advisors) that the failure to make a Company Change in Recommendation or Parent Change in Recommendation, as applicable, would continue to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company Stockholders or Parent Stockholders, as applicable, under applicable Law and that the Company Acquisition Proposal or the Parent Acquisition Proposal, as applicable, continues to be a Company Superior Proposal or a Parent Superior

Proposal, as applicable, even if the revisions proposed by the Other Party were to be given effect. Any Company Change in Recommendation or Parent Change in Recommendation shall not invalidate the approval of this Agreement or any other approval of the Company Board or the Independent Director Committee or the Parent Board, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the Merger Transactions.
(ii)    Notwithstanding Section 7.2(a)(i), at any time prior to obtaining the Required Company Vote, either the Independent Director Committee or the Company Board (which in any event shall require the prior affirmative recommendation of the Independent Director Committee) may make a Company Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Company Change in Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company Stockholders under applicable Law; provided, however, that neither the Company Board nor the Independent Director Committee shall be entitled to exercise its right to make a Company Change in Recommendation pursuant to this sentence unless (i) the Company has provided to Parent a Notice of Proposed Recommendation Change advising Parent that the Independent Director Committee or the Company Board (which in any event shall require the prior affirmative recommendation of the Independent Director Committee) intends to take such action, specifying the reasons therefor in reasonable detail, (ii) the Company, the Company Board and the Independent Director Committee, as applicable, has negotiated, and has caused its respective Representatives to negotiate, in good faith with Parent during such notice period to enable Parent to revise the terms of this Agreement such that it would obviate the need for making the Company Change in Recommendation, and (iii) following the end of such notice period, the Company Board or the Independent Director Committee, as applicable, shall have considered in good faith any changes to this Agreement proposed by Parent and shall have determined (after consultation with its outside legal counsel and financial advisors) that the failure to make a Company Change in Recommendation would continue to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company Stockholders under applicable Law even if such revisions proposed by Parent were to be given effect. Any Company Change in Recommendation shall not invalidate the approval of this Agreement or any other approval of the Company Board or the Independent Director Committee, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the Merger Transactions.
(c)    Nothing contained in this Agreement shall prevent the Company, the Company Board or the Independent Director Committee from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to Company Stockholders) or from making any legally required disclosure to the Company Stockholders.
7.3    Registration Statement on Form S-4 and the Joint Proxy Statement/Prospectus.
(a)    As soon as practicable following the date of this Agreement, the Company and Parent shall jointly prepare and cause to be filed with the SEC a proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) with respect to the Parent Stockholders Meeting and the Company Stockholders Meeting. As soon as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and cause to be filed with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Parent agrees to use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and to keep the Registration Statement effective for so long as necessary to consummate the Merger Transactions. The Buyer Parties also agree to use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Merger Transactions (other than qualifying to do business in any jurisdiction in which it is not so qualified or filing a general consent to service of process). Each of Parent and the Company agrees to furnish to the Other Party all information concerning Parent and its Subsidiaries or the Company and its Subsidiaries, as applicable, and the officers, directors, stockholders and equity holders of Parent and the Company and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of the Registration Statement (or any amendment or supplement thereto) will be made by Parent or the Company and no filing or mailing of the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) will made by Parent or the Company, in each case, without providing the Other Party a reasonable opportunity to review and comment thereon.
(b)    Each of the Company and Parent agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the holders of Parent Common Stock and Company Common Stock and at the time of the Company Stockholders Meeting and Parent Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Company and Buyer Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the Other Parties thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, and, to the extent required under applicable Law, disseminate such amendment or supplement to the holders of Parent Common Stock and Company Common Stock; provided, however, that informing the Other Parties and filing and disseminating any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party to this Agreement or otherwise affect the remedies available to any Party under this Agreement. No amendment or supplement to the Registration Statement will be made by Parent, and no amendment or supplement to the Joint Proxy Statement/Prospectus will be made by Parent or the Company, in each case, without providing the Other Party a reasonable opportunity to review and comment thereon.
(c)    The Parties shall notify each other promptly upon receiving oral or written notice of the time when the Registration Statement has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order or the suspension of the qualification of the

New Common Stock issuable in connection with the Merger Transactions for offering or sale in any jurisdiction.
(d)    The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Registration Statement or the Merger Transactions and (ii) all orders of the SEC relating to the Registration Statement.
(e)    Each of the Company and Parent agrees to use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company Stockholders and the Parent Stockholders as soon as practicable after the Registration Statement is declared effective by the SEC under the Securities Act.
7.4    Press Releases; Schedule 13D Amendment. The Parties shall issue a joint press release with respect to the execution of this Agreement and the Mergers, which press release shall be reasonably satisfactory to Parent and the Company. In addition, Parent shall file an amendment to its existing Schedule 13D in respect of the Company Common Stock, reporting the execution of this Agreement and the Mergers and such other matters as required therein in accordance with applicable Law. Prior to a Company Change in Recommendation, if any, neither the Company nor Parent shall, without the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of (a) the Company, in the case of Parent, and (b) Parent, in the case of the Company, issue any press release or written statement for general circulation relating to the Merger Transactions, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the Other Parties before issuing any such press release or written statement.
7.5    Access; Information.
(a)    Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause its Subsidiaries to, afford the Other Parties and their respective Representatives access, during normal business hours throughout the period prior to the Astro Effective Time, to all of its properties, books, contracts, commitments, personnel and historical records as reasonably requested and, during such period, it shall and shall cause its Subsidiaries to, furnish promptly to such Person and its Representatives a copy of each material report, schedule and other document filed by it during such period pursuant to the requirements of federal or state securities Law (other than reports or documents that Parent or the Company or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law). Notwithstanding the foregoing, neither the Company nor Parent nor any of their respective Subsidiaries shall be required to (i) allow invasive sampling or testing of their respective properties or improvements thereon as a part of or in connection with any environmental investigation or review including with respect to the presence, Release or threatened Release of, or exposure to, any Hazardous Materials; or (ii) provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.
(b)    The Buyer Parties and the Company, respectively, will not use any information obtained pursuant to this Section 7.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated (i) to the consummation of the Merger Transactions or (ii) the matters contemplated by Section 7.2 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 7.5 in confidence. No investigation by either Party of the business and affairs of the Other Parties shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any Party’s obligation to consummate the Merger Transactions.
7.6    Acquisition Proposals; No Solicitation.
(a)    Each of the Company and Parent shall, and each shall cause its Subsidiaries, and each shall use commercially reasonable efforts to cause its and their respective Representatives, to (i) immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to, or that would reasonably be expected to lead to, a Company Acquisition Proposal or a Parent Acquisition Proposal and (ii) immediately instruct such Person (and any of such Person’s Representatives) to promptly return or destroy all confidential information concerning the Company and its Subsidiaries (in the case of the Company) or Parent and its Subsidiaries (in the case of Parent).
(b)    Each of the Company and Parent shall not, and each shall cause its Subsidiaries, and each shall use commercially reasonable efforts to cause its and their respective Representatives, not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, a Company Acquisition Proposal or a Parent Acquisition Proposal, as applicable, (ii) conduct, continue or renew or engage or participate in any discussions or negotiations regarding any Company Acquisition Proposal or a Parent Acquisition Proposal, as applicable, (iii) furnish to any Person that is reasonably likely to be considering or seeking to make an Acquisition Proposal (other than the Buyer Parties or any Representatives of the Buyer Parties, in the case of the Company, and other than the Company or any Representatives of the Company, in the case of Parent) any non-public information or data relating to the Company or any of its Subsidiaries (in the case of the Company) or relating to Parent or any of its Subsidiaries (in the case of Parent) or afford any such Person access to the business, properties, assets, or, except as required by Law or the Company Bylaws or Parent Bylaws, as applicable, books or records of the Company or Parent, as applicable, or any of its Subsidiaries or (iv) enter into, or authorize the Company or any of its Subsidiaries (in the case of the Company) or Parent or any of its Subsidiaries (in the case of Parent) to enter into, any letter of intent, memorandum of understanding, agreement or understanding (whether written or oral, binding or nonbinding) of any kind providing for, or deliberately intended to facilitate a Company Acquisition Proposal or a Parent Acquisition Proposal, as applicable (other than a Confidentiality Agreement entered into in accordance with this Section 7.6(b)).
(c)    Notwithstanding Section 7.6(b), at any time prior to obtaining the Required Company Vote or the Required Parent Vote, the Independent Director Committee or the Company Board (which in any event shall require the prior affirmative recommendation of the Independent Director Committee) (in the case of the Company) or the Parent Board (in the case of Parent) may take the actions described in clauses (ii) and (iii) of Section 7.6(b) with respect to any Person that makes a bona fide unsolicited written Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, after the date of this Agreement that did not result from a breach of Section 7.6(b) (a “Receiving Party”), if (A) the Company Board (in the case of the Company), or the Parent Board (in the case of Parent), after consultation with its outside legal counsel and financial advisors, determines in good faith that such Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, constitutes or is reasonably likely to result in a Company Superior Proposal or Parent Superior Proposal, as applicable, and at the time of taking such actions, such Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, continues to constitute or remains reasonably likely to result in a Company Superior Proposal or Parent Superior Proposal, as applicable, and that the failure to take such action would be inconsistent with its fiduciary duties under the Company Bylaws or applicable Law, and (B) prior to furnishing any such non-public information to such Receiving Party, the Company or Parent, as applicable, receives from such Receiving Party an executed Confidentiality Agreement. Each of the Company and Parent shall as promptly as practicable (in all events within 24 hours) provide to the Other Party a copy of such Confidentiality Agreement and shall provide to the Other Party any non-public information with respect to the Party and its Subsidiaries that was not previously provided or made available to the Other Party prior to or substantially concurrent with providing or making available such non-public information to such other Person. Each of the Company and Parent shall, as promptly as practicable (and in any event within 24 hours), advise the Other Party in writing of any request for non-public information or any Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, received from any Person or “group,” including the identity of such Person or “group,” or any inquiry or request for discussions or negotiations with respect to any Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, and the material terms of such request, Company Acquisition Proposal or Parent Acquisition Proposal, or inquiry, as well as the identity of the Person or “group” making such request, proposal or inquiry. Each of the Company and Parent shall, as promptly as practicable (and in all events within 24 hours), provide to the Other Party copies of any written materials received by such Party or any of its Subsidiaries or Representatives in connection with any of the foregoing and the identity of the Person or “group” making any such request, Company Acquisition Proposal or Parent Acquisition Proposal, or inquiry.
(d)    The Company and Parent each shall keep the Other Party fully informed of the status of any material developments regarding or material changes in any Company Acquisition Proposal or Parent Acquisition Proposal on a reasonably current basis (and in all events within 24 hours of such material development or change). Each of the Company and Parent agrees that it and their Subsidiaries will not enter into any Confidentiality Agreement or any other agreement with any Person that prohibits the Company or Parent or any of their Subsidiaries from providing any information to the Other Party in accordance with Section 7.5 or this Section 7.6. Each of the Company and Parent will use commercially reasonable efforts to enforce (and shall not amend or waive any material terms of) any such agreement at the request of or on behalf of the Other Party.
7.7    Takeover Laws. Neither the Company nor the Buyer Parties shall take any action that would cause the Merger Transactions to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Takeover Laws of any state that purport to apply to this Agreement or the Merger Transactions.
7.8    New Common Stock Reserve and Listing. Parent shall cause HoldCo to (i) reserve the New Common Stock, from its authorized and unissued common stock, for issuance in connection with the Mergers and (ii) use its commercially reasonable efforts to cause the shares of New Common Stock to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Parent Effective Time.

7.9    Indemnification; Directors’ and Officers’ Insurance.
(a)    Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any of the organizational and governing documents of the Company and its Subsidiaries or under indemnification agreements between the Indemnified Persons and the Company and its Subsidiaries, in each case, as in effect as of the date of this Agreement, from and after the Astro Effective Time, HoldCo and the Astro Surviving Entity, jointly and severally, will, to the fullest extent authorized or permitted by applicable Law: (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Astro Effective Time, an officer or director of the Company or any of its Subsidiaries and also with respect to any such Person, in such Person’s capacity as a director or officer serving at the request of or on behalf of the Company or any of its Subsidiaries and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Persons”) in connection with any Claim or Legal Proceeding and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within fifteen (15) days after any request for advancement, advance to each of the Indemnified Persons (provided the Indemnified Person provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Indemnified Person is not entitled to indemnification hereunder), any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Legal Proceeding in advance of the final disposition of such Claim or Legal Proceeding, including payment on behalf of or advancement to the Indemnified Person of any Indemnification Expenses incurred by such Indemnified Person in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of HoldCo and the Astro Surviving Entity pursuant to this Section 7.9(a) extend to acts or omissions occurring at or before the Astro Effective Time and any Claim or Legal Proceeding relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger Transactions and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Legal Proceeding relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Person who has ceased to be a director or officer of the Company or any of its Subsidiaries after the date of this Agreement. As used in this Section 7.9: (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any Party hereto, any Governmental Authority or any other Person, that any Indemnified Person in good faith reasonably believes would be likely to result in the institution of any Legal Proceeding, arising out of or pertaining to matters that relate to such Indemnified Person’s duties or service as a director, officer, employee, member, trustee or other fiduciary of the Company or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof; (y) the term “Indemnification Expenses” means documented out of pocket attorneys’ fees and expenses and all other reasonable and documented out of pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 7.9(a), including any Legal Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person. Neither HoldCo nor the Astro Surviving Entity will settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Legal Proceeding in respect of which indemnification has been or reasonably could be sought by such Indemnified Person hereunder without the prior consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed).
(b)    Without limiting the foregoing, HoldCo shall cause the Astro Surviving Entity to agree that all rights to indemnification existing in favor of the Indemnified Persons as provided in the organizational and governing documents (and any successor organizational and governing documents) of the Company and its Subsidiaries or under indemnification agreements between the Indemnified Persons and the Company and its Subsidiaries, in each case, as in effect as of the date of this Agreement with respect to matters occurring prior to the Astro Effective Time (the “Indemnification Obligations”) shall survive the Merger and shall continue in full force and effect as obligations of the Astro Surviving Entity for a period of not less than six (6) years after the Astro Effective Time unless otherwise required by Law; provided, that all rights to indemnification in respect of any claim asserted or made during such period shall continue until the final disposition of such claim.
(c)    For a period of six (6) years from the Astro Effective Time, the organizational and governing documents of the Company and its Subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth as of the date of this Agreement in the organizational and governing documents of the Company and its Subsidiaries or under existing indemnification agreements between the Indemnified Persons and the Company and its Subsidiaries, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Astro Effective Time in any manner that would affect materially and adversely the rights thereunder of individuals who, at or prior to the Astro Effective Time, were Indemnified Persons, unless such modification is required by Law and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Legal Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; provided, further, that all rights to indemnification in respect of any Legal Proceeding pending or asserted or any Claim made within such period continue until the disposition of such Legal Proceeding or resolution of such Claim.
(d)    For a period of six (6) years from the Astro Effective Time, HoldCo or the Astro Surviving Entity shall maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Persons (but may substitute therefore other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Person so long as that substitution (i) does not result in gaps or lapses in coverage) with respect to claims arising from facts or events that existed or occurred prior to or at the Astro Effective Time (including in connection with this Agreement or the Merger Transactions) and (ii) is from an insurance carrier, to the extent available, with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance; provided, that in no event shall HoldCo or the Astro Surviving Entity be required to expend an amount pursuant to this Section 7.9(c) in excess of 300% of the current annual premium paid by the Company for its existing coverage in the aggregate and if such comparable coverage cannot be obtained by paying an aggregate premium equal to or below 300% of the current annual premium, the Astro Surviving Entity shall only be required to maintain as much coverage as can be maintained by paying an aggregate premium equal to 300% of such amount. If HoldCo or the Astro Surviving Entity elects, then HoldCo or the Astro Surviving Entity may, on or prior to the Astro Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Astro Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacities as such.
(e)    This Section 7.9 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.
(f)    HoldCo will cause the Astro Surviving Entity to perform all of the obligations of the Astro Surviving Entity under this Section 7.9.
(g)    If HoldCo or the Astro Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of HoldCo or the Astro Surviving Entity, as the case may be, shall assume the applicable obligations set forth in this Section 7.9.
7.10    Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) would reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in its financial condition or business that results in, or would reasonably be expected to result in, a Material Adverse Effect with respect to it or (ii) any Legal Proceedings or governmental complaints, investigations or hearings, to the extent such Legal Proceedings, complaints, investigations, or hearings relate to this Agreement or the Merger Transactions or result in a Material Adverse Effect with respect to it; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.
7.11    Rule 16b-3. Prior to the Parent Effective Time, each of Parent and the Company shall use commercially reasonable efforts to cause any dispositions of Company Common Stock or Parent Common Stock (including derivative securities with respect to Company Common Stock or Parent Common Stock) resulting from the Merger Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such efforts to include all steps required to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.
7.12    Dividend Record Dates. The Company shall coordinate with Parent to designate the record dates and payment dates for the Company’s quarterly dividends to coincide with the record dates and payment dates for Parent’s quarterly dividends, it being the intention of the Parties that holders of Parent Common Stock and Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Parent Common Stock and Company Common Stock.

7.13    Conversion of Equity Awards.
(a)    At the Astro Effective Time, each Existing Company Restricted Stock Award that is outstanding under any Company Equity Plan immediately before the Astro Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by HoldCo and converted into a restricted stock award denominated in shares of New Common Stock (each, a “Converted Company Restricted Stock Award”). Each Converted Company Restricted Stock Award shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Existing Company Restricted Stock Award immediately before the Astro Effective Time (including vesting conditions, accumulated dividends and other dividend rights), except that each Converted Company Restricted Stock Award shall cover that number of shares of New Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock underlying such Existing Company Restricted Stock Award and (B) the Exchange Ratio.
(b)    At the Parent Effective Time, each Existing Parent Restricted Stock Award that is outstanding under any Parent Equity Plan immediately before the Parent Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by HoldCo and converted into a restricted stock award denominated in shares of New Common Stock (each, a “Converted Parent Restricted Stock Award”). Each Converted Parent Restricted Stock Award shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Existing Parent Restricted Stock Award immediately before the Parent Effective Time (including vesting conditions, accumulated dividends and other dividend rights), and each Converted Parent Restricted Stock Award shall cover that number of shares of New Common Stock equal to the number of shares of Parent Common Stock underlying such Existing Parent Restricted Stock Award.
(c)    At the Parent Effective Time, each Existing Parent Stock Option that is outstanding under any Parent Equity Plan immediately before the Parent Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by HoldCo and converted into an option to purchase shares of New Common Stock (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Existing Parent Stock Option immediately before the Parent Effective Time (including expiration date, vesting conditions and exercise provisions), and each Converted Option shall be exercisable for that number of shares of New Common Stock equal to the number of shares of Parent Common Stock subject to the Existing Parent Stock Option immediately before the Parent Effective Time; provided, however, that the exercise price and the number of shares of New Common Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable Treasury Regulations promulgated thereunder (including Treasury Regulation Section 1.409A-1(b)(5)(v)(D)); provided, further, that in the case of any Existing Parent Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of New Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.
(d)    At the Parent Effective Time, each Existing Parent Stock Appreciation Right that is outstanding under any Parent Equity Plan immediately before the Parent Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by HoldCo and converted into an appreciation right to purchase shares of New Common Stock (each, a “Converted SAR”). Each Converted SAR shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Existing Parent Stock Appreciation Right immediately before the Parent Effective Time (including expiration date, vesting conditions and exercise provisions), and each Converted SAR shall be exercisable for that number of shares of New Common Stock equal to the number of shares of Parent Common Stock subject to the Existing Parent Stock Appreciation Right immediately before the Parent Effective Time; provided, however, that the exercise price and the number of shares of New Common Stock purchasable under each Converted SAR shall be determined in a manner consistent with the requirements of Sections 409A and 424 of the Code and the applicable Treasury Regulations promulgated thereunder (including Treasury Regulation Section 1.409A-1(b)(5)(v)(D)).
7.14    Employee Matters.
(a)    From and after the Astro Effective Time, HoldCo and the Surviving Entities shall (i) recognize the applicable union(s) designated in Section 4.14(a) of the Company Disclosure Letter as the exclusive representative of the applicable bargaining unit referenced on such Schedule; (ii) continue to honor all Company Benefit Plans (including by adopting or otherwise continuing to honor all collective bargaining agreements and other contracts between the Company or any of its Subsidiaries and any labor union or other representative of employees) and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Astro Effective Time, including continuing to provide medical benefits under a HoldCo Plan (as defined below) to any Company retiree who is receiving medical benefits from the Company immediately prior to the date of this Agreement that are substantially similar to the benefits being received immediately prior to the Astro Effective Time; (iii) fully vest any Company Pension Plan participant in such participant’s pension benefit upon the occurrence of an Involuntary Termination that occurs within the earlier of one hundred eighty (180) days after the Closing Date or December 31, 2017; and (iv) cause any employee benefit plans and compensation arrangements established, maintained or contributed to by HoldCo, Parent or any of their Affiliates (including the Company and its Subsidiaries) that cover any of the Continuing Employees following the Closing (collectively, the “HoldCo Plans”) to (except to the extent prohibited by any collective bargaining agreement or obligation): (x) recognize the pre‑Closing service of participating Continuing Employees with the Company and its Subsidiaries for purposes of vesting and eligibility to participate (but not for purposes of benefit accrual), except to the extent such service credit would result in a duplication of benefits for the same period, (y) with respect to any HoldCo Plan that provides medical benefits, waive any pre‑existing condition limitations for participating Continuing Employees, and (z) provide credit to each participating Continuing Employee for amounts paid by such Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous Company Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such HoldCo Plan; provided, that nothing herein shall limit the right of the Company, HoldCo or the Surviving Entities to amend or terminate such plans, arrangements and agreements in accordance with their terms.
(b)    Unless prohibited by any collective bargaining agreement or obligation, HoldCo shall cause the Company and its Subsidiaries to credit under any applicable HoldCo Plans each Continuing Employee with all vacation and personal holiday time that such Continuing Employee has accrued pursuant to Company Benefit Plans but has not used as of the Closing; provided, that any such credited accruals may be used only during the calendar year in which the Closing occurs.

(c)    As soon as practicable after the date of this Agreement, the Company shall amend each applicable Company Benefit Plan providing retiree medical benefits to provide that no individual who is not eligible for retiree medical benefits under such Company Benefit Plan immediately prior to the date of this Agreement will be eligible to receive retiree medical benefits under such Company Benefit Plan on or after the date of this Agreement.
(d)    Without limiting the generality of Section 7.14(a), the Company acknowledges and agrees that all provisions contained in this Agreement with respect to the Continuing Employees are included for the sole benefit of the Company, HoldCo and the Surviving Entities, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, employee representatives, any participant in any Company Benefit Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or (ii) to continued employment with the Company, HoldCo, the Surviving Entities, or any of their respective Subsidiaries.
(e)    Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan or arrangement, or shall limit the right of HoldCo, the Surviving Entities, the Company or any of their Subsidiaries, to amend, terminate or otherwise modify any such Company Benefit Plan or other employee benefit plan or arrangement following the Closing in accordance with its terms. In the event that (i) a party other than HoldCo, the Company or any of their Subsidiaries makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Company Benefit Plan or other employee benefit plan or arrangement, and (ii) such provision is deemed in any judicial proceeding to be an amendment to such Company Benefit Plan or other employee benefit plan or arrangement even though not explicitly designated as such in this Agreement then such provision, to the extent covered by such deemed amendment, shall lapse retroactively and shall have no amendatory effect.
7.15    Cooperation with Financing. From and after the date of this Agreement, the Company shall, and shall cause each of its Subsidiaries and use commercially reasonable efforts to cause its and their Representatives (including their auditors) to, use its and their commercially reasonable efforts to provide all cooperation (including providing reasonably available financial and other information regarding the Company and its Subsidiaries for use in marketing and offering documents and to enable HoldCo to prepare pro forma financial statements) as reasonably requested by HoldCo to assist HoldCo in the arrangement, refinancing or repayment of any bank debt financing or any capital markets debt financing or any solicitation of any consent or waiver required under any agreement relating to indebtedness, in each case, in connection with the Mergers and the Merger Transactions, and any other amounts required to be paid in connection with the consummation of the Mergers and the solicitation of any consents or waivers. HoldCo shall indemnify and hold harmless the Company and its respective Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with their assistance or activities in connection with the arrangement of any such bank debt financing or any capital markets debt financing.
7.16    Treatment of Company Convertible Notes. Within the time periods required by the terms of the Company Convertible Notes Indenture, the Company shall take all actions required therein, to the extent such actions are within the Company’s control, to be performed by it or its Subsidiaries prior to the Astro Effective Time as a result of the execution and delivery of, and the performance by the Company of its obligations pursuant to, this Agreement, the Mergers, and the other Merger Transactions, including the giving of any notices that may be required prior to the Astro Effective Time and the delivery to the trustee or other applicable Person of any documents or instruments, certificates or opinions of counsel to such trustee or other applicable Person, in each case in connection with such transactions or otherwise required pursuant to any agreement governing the terms of the Company Convertible Notes; provided, that the Company shall deliver a copy of any such notice or other document, instrument, certificate or opinion of counsel to Parent at least five (5) Business Days prior to delivering or entering into such notice or other document, instrument, certificate or opinion of counsel in accordance with the terms of the Company Convertible Notes Indenture. Without limiting the generality of the foregoing, prior to the Astro Effective Time, the Company agrees to cooperate with Parent by (i) executing and delivering at the Astro Effective Time, a supplemental indenture to the Company Convertible Notes Indenture and related officer’s certificate and opinion of counsel, in each case in form and substance reasonably acceptable to Parent, and (ii) using commercially reasonable efforts to cause the trustee under the Company Convertible Notes Indenture to execute at the Astro Effective Time such supplemental indenture.
7.17    Securityholder Litigation. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any litigation against the Company or its directors relating to the Merger Transactions, and no settlement shall be agreed to without Parent’s prior written consent.
7.18    Tax Matters.
(a)    For U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes), the Parties intend that (i) the Parent Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the Mergers, taken together, qualify as an exchange within the meaning of Section 351 of the Code, and (iii) this Agreement be, and is hereby adopted, as a “plan of reorganization” within the meaning of Sections 354, 361, and 368 of the Code and the Treasury Regulations promulgated thereunder.
(b)    Parent and the Company shall each use commercially reasonable efforts to (i) cause (A) the Parent Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (B) the Mergers, taken together, to qualify as an exchange within the meaning of Section 351 of the Code, and (ii) obtain the Tax opinions set forth in Section 8.2(c) and Section 8.3(c). Provided that Parent and the Company shall have received the opinions of counsel referred to in Section 8.2(c) and Section 8.3(c), (i) the Parties shall treat (A) the Parent Merger as a “reorganization” within the meaning of Section 368(a) of the Code, and (B) the Mergers, taken together, as an exchange within the meaning of Section 351 of the Code, and (ii) no Party shall take any position U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes) inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(c)    Officers of Parent, the Company, HoldCo, Parent Merger Sub, and Astro Merger Sub shall execute and deliver to Vinson & Elkins LLP, tax counsel for the Company, and Norton Rose Fulbright US LLP, tax counsel for Parent, certificates in the form agreed to by the Parties at such time or times as may reasonably be requested by such firms, in connection with such tax counsels’ delivery of the opinions pursuant to Section 8.2(c) and Section 8.3(c). Each of Parent, the Company, HoldCo, Parent Merger Sub, and Astro Merger Sub shall use commercially reasonable efforts (i) not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 7.18 and (ii) to cause each tax counsel to issue its opinion pursuant to Section 8.2(c) and Section 8.3(c), as applicable.

(d)    Neither Parent nor the Company will take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause (i) the Parent Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Mergers, taken together, to fail to qualify as an exchange within the meaning of Section 351 of the Code.
(e)    Between the date of this Agreement and the Closing Date, the Company shall prepare all Tax Returns for any Tax period which are required to be filed on or before the Closing Date (taking extensions into account) using accounting methods, principles and positions consistent with those used for prior Tax periods, unless a change is required by applicable Law or regulation. All such Tax Returns shall be timely filed and all related Taxes paid on or before the Closing Date.
7.19    NYSE Delisting and Termination of Exchange Act Registration. Each of the Parties agrees to take, or cause to be taken, all actions reasonably necessary prior to the Astro Effective Time to cause the Company’s securities to be delisted from the NYSE and for the termination of the Company’s registration and reporting obligations under the Exchange Act as soon as reasonably practicable following the Astro Effective Time.
7.20    Control of Operations. Without limiting any Party’s rights or obligations under this Agreement (including pursuant to Sections 6.1 and 6.2), the Parties understand and agree that (a) nothing contained in this Agreement will give any Party, directly or indirectly, the right to control, direct or influence any Other Party’s operations prior to the Astro Effective Time and (b) prior to the Astro Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement (including Sections 6.1 and 6.2), complete control and supervision over its operations.
7.21    Director Appointment.
(a)    Within thirty (30) days after the Closing Date, Parent and HoldCo shall take all actions necessary to cause the board of directors of HoldCo to be increased in size by one seat and to appoint an individual (“HoldCo Nominee”) to such newly created position as designated by the Independent Director Committee prior to the Closing Date (provided that HoldCo Nominee satisfies the Parent Director Qualifications) to hold office in accordance with the HoldCo Certificate and HoldCo Bylaws. HoldCo shall use commercially reasonable efforts to cause HoldCo Nominee to be re-nominated by the nominating committee of HoldCo and stand for election at the 2017 (to the extent applicable) and the 2018 annual meetings of the stockholders of HoldCo so long as HoldCo Nominee continues to meet the Parent Director Qualifications. In the event HoldCo Nominee resigns, dies or otherwise is unable to perform his duties as a director of HoldCo, then HoldCo shall no longer be obligated to maintain HoldCo Nominee on the board of directors of HoldCo or the seat on the board held by HoldCo Nominee.
(b)    Within thirty (30) days after the Closing Date, Parent and HoldCo shall cause all actions to be taken to (i) cause the board of directors of the general partner of Parent Logistics Partners to be increased in size by one seat and to appoint an individual (the “Logistics Partners Nominee”) to such newly created position as designated by the Independent Director Committee prior to the Closing Date (provided that Logistics Partners Nominee satisfies the Parent Director Qualifications) to hold office in accordance with the limited liability company agreement of the general partner of Parent Logistics Partners. HoldCo shall use commercially reasonable efforts to cause Logistics Partners Nominee to be re-elected to the board of directors of the general partner of Parent Logistics Partners for terms to be no less than two (2) years after the Closing Date so long as Logistics Partners Nominee continues to meet the Parent Director Qualifications. In the event

Logistics Partners Nominee resigns, dies or otherwise is unable to perform his duties as a director, then HoldCo shall no longer be obligated to maintain Logistics Partners Nominee on the board of directors of the board of directors of the general partner of Parent Logistics Partners or the seat on such board held by Logistics Partners Nominee.
ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE MERGERS
8.1    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each of the Parties to effect the Mergers shall be subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Parent Effective Time of the following conditions:
(a)    Stockholder Approval. Each of the Required Company Vote and the Required Parent Vote shall have been obtained; provided, that no Party may waive the requirement to obtain the Disinterested Stockholder Approval.
(b)    Regulatory Approval. (i) Any waiting period applicable to the Merger Transactions under the HSR Act shall have been terminated or shall have expired and (ii) all applicable waiting and other time periods under Antitrust Laws, other than the HSR Act, shall have expired, lapsed or been terminated (as appropriate) and all regulatory clearances shall have been obtained.
(c)    Governmental Approvals. All filings required to be made prior to the Parent Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Parent Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Merger Transactions by the Parties or their respective Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably likely to result in a Material Adverse Effect with respect to Parent or the Company; provided, however, that, prior to invoking this condition, the invoking Party shall have complied fully with its obligations under Section 7.1.
(d)    NYSE Listing. The New Common Stock to be issued in connection with the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.
(e)    Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose may be pending or threatened by the SEC.
(f)    No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the Merger Transactions, and no Legal Proceeding by any Governmental Authority with respect to the Mergers or the other Merger Transactions shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Mergers or such other Merger Transaction or to impose any material restrictions or requirements thereon or on the Buyer Parties or the Company with respect thereto; provided, however, that, prior to any Party making a claim that this condition has not been satisfied, such Party shall have complied fully with its obligations under Section 7.1.

8.2    Conditions to Obligations of Buyer Parties. The obligations of the Buyer Parties to effect the Mergers are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver by Parent on or prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 4.2(d), 4.2(e), 4.8(a) and 4.25 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 4.2 (other than Section 4.2(d) and 4.2(e)) shall be true and correct, other than any inaccuracies that are de minimis in the context of a transaction of this magnitude, as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (iii) the representations and warranties of the Company set forth in Sections 4.1(a), 4.3(a), 4.3(b) and 4.22, shall be true and correct (without giving effect to any limitation as to materiality or, “Material Adverse Effect” set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (iv) the representations and warranties of the Company set forth in this Agreement other than those representations and warranties specifically identified in clauses (i), (ii) and (iii) of this Section 8.2(a) shall be true and correct (without giving effect to any limitation as to materiality or, “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.
(b)    Performance of Obligations of the Company. Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Parent Effective Time shall have been duly performed and complied with in all material respects.
(c)    Tax Opinion. Parent shall have received the opinion of Norton Rose Fulbright US LLP, counsel to Parent (or other nationally recognized tax counsel reasonably satisfactory to Parent, which the Parties agree shall include Vinson & Elkins LLP for purposes of this Section 8.2(c)), in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, the Company, HoldCo, Parent Merger Sub, and Astro Merger Sub, all of which are consistent with the state of facts existing as of the Parent Effective Time, to the effect that (i) the Parent Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the receipt by the holders of shares Parent Common Stock of New Common Stock in exchange for Parent Common Stock pursuant to the Parent Merger, taken together with the receipt by the holders of shares of Company Common Stock of New Common Stock in exchange for Company Common Stock pursuant to the Astro Merger, will qualify for U.S. federal income tax purposes as an exchange within the meaning of Section 351 of the Code. In rendering the opinion described in this Section 8.2(c), Norton Rose Fulbright US LLP shall have received and may rely upon the certificates and representations referred to in Section 7.18(c) and this Section 8.2(c).
(d)    Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of the Company certifying to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.
8.3    Conditions to Obligations of the Company. The obligations of the Company to effect the Mergers are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver by the Company on or prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Buyer Parties set forth in Sections 5.8(a) and 5.20 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (ii) the representations and warranties of the Buyer Parties set forth in Section 5.2 shall be true and correct, other than any inaccuracies that are de minimis in the context of a transaction of this magnitude, as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (iii) the representations and warranties of the Buyer Parties set forth in Sections 5.1(a), 5.1(b), 5.3(a), 5.3(b) and 5.17 shall be true and correct (without giving effect to any limitation as to materiality or, “Material Adverse Effect” set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (i) the representations and warranties of the Buyer Parties set forth in this Agreement other than those representations and warranties specifically identified in clauses (i), (ii) and (iii) of this Section 8.3(a) shall be true and correct (without giving effect to any limitation as to materiality or, “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Buyer Parties.
(b)    Performance of Obligations of the Buyer Parties. Each and all of the agreements and covenants of the Buyer Parties to be performed and complied with pursuant to this Agreement on or prior to the Parent Effective Time shall have been duly performed and complied with in all material respects.
(c)    Tax Opinion. The Company shall have received the opinion of Vinson & Elkins LLP, counsel to the Company (or other nationally recognized tax counsel reasonably satisfactory to Parent, which the Parties agree shall include Norton Rose Fulbright US LLP for purposes of this Section 8.3(c)), in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, the Company, HoldCo, Parent Merger Sub, and Astro Merger Sub, all of which are consistent with the state of facts existing as of the Astro Effective

Time, to the effect that the receipt by the holders of shares of Company Common Stock of New Common Stock in exchange for Company Common Stock pursuant to the Astro Merger, taken together with the receipt by the holders of shares of Parent Common Stock of New Common Stock in exchange for Parent Common Stock pursuant to the Parent Merger, will qualify for U.S. federal income tax purposes as an exchange within the meaning of Section 351 of the Code. In rendering the opinion described in this Section 8.3(c), Vinson & Elkins LLP shall have received and may rely upon the certificates and representations referred to in Sections 7.18(c) and this Section 8.3(c).
(d)    Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of the Buyer Parties certifying to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.
ARTICLE IX
TERMINATION
9.1    Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Mergers may be abandoned at any time prior to the Parent Effective Time whether before or after the Required Company Vote or the Required Parent Vote has been obtained:
(a)    by the mutual consent of Parent and the Company;
(b)    by either Parent or the Company, upon written notice to the other, if:
(i)    the Mergers have not been consummated by October 2, 2017, subject to extension by the mutual agreement of the Company and Parent (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Mergers to have been consummated on or before such Outside Date;
(ii)    any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers or making the Mergers illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable, provided that the terminating Party is not then in material breach of Section 7.1;
(iii)    the Required Company Vote shall not have been obtained upon a vote taken at the Company Stockholders Meeting (including adjournments or postponements thereof) permitted by Section 7.2(a)(i); provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(iii) if the failure to obtain such Required Company Vote is primarily caused by any action or failure to act of the Company that constitutes a breach of this Agreement; or
(iv)    the Required Parent Vote shall not have been obtained upon a vote taken at the Parent Stockholder Meeting (including adjournments or postponements thereof) permitted by Section 7.2(a)(ii); provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(iv) if the failure to obtain such

Required Parent Vote is primarily caused by any action or failure to act of Parent that constitutes a breach of this Agreement.
(c)    by Parent, upon written notice to the Company, if:
(i)    the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b), and (ii) is incapable of being satisfied or cured by the Company prior to the Outside Date or, if capable of being satisfied or cured, is not satisfied or cured by the Company within the earlier of (x) thirty (30) days following receipt of written notice from Parent of such breach or failure to perform and (y) the fifth (5th) Business Day prior to the Outside Date (such breach being a “Company Terminable Breach”); provided, that Parent is not then in Parent Terminable Breach of any representation, warranty, covenant or other agreement by Parent contained in this Agreement;
(ii)    a Company Change in Recommendation has occurred and the Required Company Vote shall not have been obtained at the time of such termination;
(iii)    the Company shall have breached or failed to perform in any material respect any of its obligations under Section 7.6;
(iv)    at any time prior to obtaining the Required Parent Vote if the Parent Board shall have approved, and Parent shall concurrently enter into, a definitive agreement providing for the implementation of a Parent Superior Proposal; provided, that Parent shall have complied with its obligations under Section 7.6 and shall have paid (or shall concurrently pay) the fee due under Section 9.2(c); or
(v)    the Company has not obtained the consents or waivers listed in Section 9.1(c)(v) of the Company Disclosure Letter prior to the Consent Deadline, provided that Parent provides written notice to the Company of termination pursuant to this subsection on or before the fifth (5th) Business Day following the Consent Deadline.
(d)    by the Company, upon written notice to Parent, if:
(i)     Any of the Buyer Parties shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b), and (ii) is incapable of being satisfied or cured by any of the Buyer Parties prior to the Outside Date or, if capable of being satisfied or cured, is not satisfied or cured by any of the Buyer Parties within the earlier of (x) thirty (30) days following receipt of written notice from the Company of such breach or failure to perform and (y) the fifth (5th) Business Day prior to the Outside Date (such breach being a “Parent Terminable Breach”); provided, that the Company is not then in Company Terminable Breach of any representation, warranty, covenant or other agreement by the Company contained in this Agreement;
(ii)    a Parent Change in Recommendation has occurred and the Required Parent Vote shall not have been obtained at the time of such termination;

(iii)    Parent shall have breached or failed to perform in any material respect any of its obligations under Section 7.6; or
(iv)    at any time prior to obtaining the Required Company Vote if the Company Board shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Company Superior Proposal; provided, that the Company shall have complied with its obligations under Section 7.6 and shall have paid (or shall concurrently pay) the fee due under Section 9.2(b).
9.2    Fees and Expenses.
(a)    Whether or not the Mergers are consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the Merger Transactions shall be paid by the Party incurring such expenses, except that any expenses to be paid in connection with any additional filings under the Antitrust Laws shall be paid by Parent;
(b)    The Company shall pay to Parent or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as follows:
(i)    if (A) this Agreement is terminated pursuant to (1) Section 9.1(b)(i) prior to the Company Stockholders Meeting and the conditions in Section 8.1(b) and Section 8.1(f) (with respect to orders, decrees and injunctions under the Antitrust Laws) shall have been satisfied, (2) Section 9.1(b)(iii) (relating to the failure to obtain the Required Company Vote), or (3) Section 9.1(c)(i) (relating to the failure of the Company’s representations or compliance with covenants); (B) following the date of this Agreement and prior to the termination of this Agreement, a proposal for a Company Qualifying Acquisition Transaction shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make such a proposal, in the case of a termination under Section 9.1(b)(iii), and such proposal or announcement of an intention to make such proposal shall not have been publicly withdrawn at least two (2) Business Days prior to the Company Stockholders Meeting; and (C) within twelve (12) months following the termination of this Agreement, the Company enters into an agreement providing for, or consummates, a Company Qualifying Acquisition Transaction (as defined below), then the Company shall pay or cause to be paid the Company Termination Fee to Parent upon the consummation of a Company Qualifying Acquisition Transaction;
(ii)    if this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii), then the Company shall pay or cause to be paid the Company Termination Fee to Parent promptly, and in any event not more than two (2) Business Days following such termination; or
(iii)    if this Agreement is terminated by the Company pursuant to Section 9.1(d)(iv), then concurrently with (and as a condition to) such termination, the Company shall pay or cause to be paid the Company Termination Fee to Parent.
(iv)    As used herein, “Company Qualifying Acquisition Transaction” means any Acquisition Proposal involving (A) 50% or more of the non- “cash or cash equivalent” assets of the Company and its Subsidiaries, taken as a whole; or (B) acquisition by any person (other than Parent or any of its Subsidiaries or Affiliates) of 50% or more of the outstanding shares of Company Common Stock.
(c)    Parent shall pay to the Company or its designee the Reverse Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, as follows:
(i)    if (A) this Agreement is terminated pursuant to (1) Section 9.1(b)(i) prior to the Parent Stockholders Meeting and the conditions in Section 8.2(b) and Section 8.1(f) (with respect to orders, decrees and injunctions under the Antitrust Laws) shall have been satisfied, (2) Section 9.1(b)(iv) (relating to the failure to obtain the Required Parent Vote), or (3) Section 9.1(d)(i) (relating to the failure of the Buyer Parties’ representations or compliance with covenants); (B) following the date of this Agreement and prior to the termination of this Agreement, a proposal for a Parent Qualifying Acquisition Transaction shall have been made to Parent or shall have been made directly to the stockholders of Parent generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make such a proposal, in the case of a termination under Section 9.1(b)(iv), and such proposal or announcement of an intention to make such proposal shall not have been publicly withdrawn at least ten (10) Business Days prior to the Parent Stockholders Meeting; and (C) within twelve (12) months following the termination of this Agreement, Parent enters into an agreement providing for, or consummates, a Parent Qualifying Acquisition Transaction, then Parent shall pay or cause to be paid the Reverse Termination Fee to the Company upon the consummation of a Parent Qualifying Acquisition Transaction;
(ii)    if this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then Parent shall pay or cause to be paid the Reverse Termination Fee to the Company promptly, and in any event not more than two (2) Business Days following such termination; or
(iii)    if this Agreement is terminated by Parent pursuant to Section 9.1(c)(iv), then concurrently with (and as a condition to) such termination, Parent shall pay or cause to be paid the Reverse Termination Fee to the Company.
(iv)    As used herein, “Parent Qualifying Acquisition Transaction” means any Acquisition Proposal involving (A) 50% or more of the non- “cash or cash equivalent” assets of Parent and its Subsidiaries, taken as a whole; or (B) acquisition by any person (other than the Company or any of its Subsidiaries or Affiliates) of 50% or more of the outstanding shares of Parent Common Stock.
(d)    Each of the Parties acknowledges that the provisions of this Section 9.1 are an integral part of the transactions contemplated hereby and that, without these agreements, the other Party or Other Parties would not enter into this Agreement. The Parties agree that in the event that the Company pays the Company Termination Fee to Parent or Parent pays the Reverse Termination Fee to the Company, no Party to this Agreement shall have further liability to any Other Party of any kind in respect of this Agreement and the transactions contemplated hereby.
9.3    Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, this Agreement shall forthwith become null and void and, except as set forth in Section 9.2, there shall be no liability or obligation on the part of the Buyer Parties, the Company or their respective Affiliates or

Representatives; provided, that (i) Sections 4.20, 5.16, 7.5(b), 9.2 and this Section 9.3 and Article X will survive termination hereof and (ii) except as provided in Section 9.2(d), no Party shall be relieved from any liabilities or damages (which the Parties acknowledge and agree may include, in addition to reimbursement of expenses and out-of-pocket costs, and to the extent proven, other damages suffered by any Other Party calculated based on loss suffered by any such Other Party’s stockholders (taking into consideration all relevant matters and equitable considerations), which shall be deemed in such event to be damages of any such Other Party and not of any such Other Party’s stockholders themselves and may only be pursued by such Other Party through actions expressly approved by (i) its board of directors, in the case of the Buyer Parties or (ii) the Independent Director Committee, in the case of the Company) as a result of any willful and material breach by any Party of any of such Party’s representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Section 9.3, “willful and material breach” shall mean a material breach that is a consequence of an act or a failure to take such act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would cause a material breach of this Agreement.
ARTICLE X
MISCELLANEOUS
10.1    Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder to any Party shall be in writing (including telecopy) and shall be deemed to have been duly given if personally delivered, faxed (with confirmation of receipt), mailed by registered or certified mail (return receipt requested) or delivered via electronic mail (with confirmation of receipt) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties hereto.
If to a Buyer Party, to:

Mark Cox, EVP
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Mark.Cox@delekus.com
Fax: 615.224.1185
with a copy (which shall not constitute notice) at the same physical address to:

General Counsel
Amber.Ervin@delekus.com
Fax: 615.224.6362
and a copy (which shall not constitute notice) to:
Daniel L. Mark, Esq.
Norton Rose Fulbright US LLP
1301 McKinney
Houston, TX 77010-3095
daniel.mark@nortonrosefulbright.com
Fax: 713.651.5246

If to the Company, to:

James Ranspot
Alon USA Energy, Inc.
12700 Park Central Dr., Suite 1600
Dallas, TX 75251
James.Ranspot@alonusa.com
Fax: 972-367-3724
and with a copy (which shall not constitute notice) to:
Gillian Hobson
Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, TX 77002
GHobson@velaw.com
Fax: 713.615.5794
and

David Wiessman
Chairman of the Special Committee of the Board of Directors
Alon USA Energy, Inc.
12700 Park Central Dr., Suite 1600
Dallas, TX 75251
David.Wiessman@alonusa.com
Fax: 972-367-3724
and with a copy (which shall not constitute notice) to:
Jay Tabor
Gibson Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, TX 7520
JTabor@gibsondunn.com
Fax: 214.571.2980
Notices shall be deemed to have been received (a) on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax or electronic mail (to such number or email address specified above or another number or address as such Person may subsequently designate by notice given hereunder) if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours or (b) on the date three (3) Business Days after dispatch by certified or registered mail.
10.2    Waiver; Amendment. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (i) waived in writing by the Party benefited by the provision, or (ii) amended, modified or supplemented at any time, whether before or after the Required Company Vote is obtained, by an agreement in writing between the Parties; provided, however, that, after the Required

Company Vote is obtained, no amendment or supplement shall be made to the nature or amount of the Merger Consideration or that adversely affects the rights of the Company Stockholders hereunder without the approval of the Company Stockholders except as permitted by Law; and provided, further, in addition to any other approvals required by the Parties’ constituent documents or under this Agreement, the foregoing waivers, amendments, supplements or modifications in clauses (i) and (ii) are approved by the Independent Director Committee. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent or agreement of the Company is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article IX or to enforce the terms of this Agreement (including Section 10.10), such determination, decision, approval, consent or agreement must be authorized by the Independent Director Committee, and such action shall not require approval of the holders of Company Common Stock. The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
10.3    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.
10.4    Governing Law. This Agreement and all claims based on any matter arising out of or in connection with this Agreement or the Merger Transactions shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware (except to the extent that mandatory provisions of federal law govern), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
10.5    Confidentiality. Each of the Parties shall, and shall use commercially reasonable efforts to cause its Representatives to, maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 7.5(b).
10.6    Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the documents referred to or listed herein), the Voting Agreements and the Transaction Confidentiality Agreement constitutes the entire agreement between and among the Parties pertaining to the subject matter hereof and the Merger Transactions and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between or among the Parties in connection with the subject matter hereof except as set forth specifically herein and in the Transaction Confidentiality Agreement. Except as contemplated by Section 7.9, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
10.7    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Merger Transactions are fulfilled to the fullest extent possible.
10.8    Jurisdiction. The Parties agree that to the fullest extent permitted by Law, any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Voting Agreements or the Merger Transactions shall be brought in the Delaware Court of Chancery, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding brought in such court has been brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court. Process in any such Legal Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that to the fullest extent permitted by law, service of process on such Party as provided in Section 10.1 shall be deemed effective service of process on such Party for matters between the Parties.
10.9    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE VOTING AGREEMENTS OR THE MERGER TRANSACTIONS.
10.10    Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Mergers and the other transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Court of Chancery of the State of Delaware without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
10.11    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Merger Transactions.
10.12    Interpretation.
(a)    When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words

“hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. The term “cost” includes expense and the term “expense” includes cost. All references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question. The word “or” will have the inclusive meaning represented by the phrase “and/or” unless the context requires otherwise. Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.
(b)    The Parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.
10.13    Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the Parties that by their terms apply, or are to performed in whole or in part, after the Astro Effective Time shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the Parties in Sections 7.5(b), 9.2, 9.3 and Article X and the Transaction Confidentiality Agreement shall survive such termination.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first referred to above.
COMPANY:
ALON USA ENERGY, INC.
By: /s/ James Ranspot
Name: James Ranspot
Title: SVP, General Counsel & Secretary
PARENT:
DELEK US HOLDINGS, INC.
By: /s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: EVP & CFO
By: /s/Frederec Green
Name: Frederec Green
Title: EVP & COO
HOLDCO:
DELEK HOLDCO, INC.
By: /s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: EVP & CFO
By: /s/Frederec Green
Name: Frederec Green
Title: EVP & COO

[Signature Page to Agreement and Plan of Merger]

PARENT MERGER SUB:
DIONE MERGECO, INC.
By: /s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: EVP & CFO
By: /s/Frederec Green
Name: Frederec Green
Title: EVP & COO
ASTRO MERGER SUB:
ASTRO MERGECO, INC.
By: /s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: EVP & CFO
By: /s/Frederec Green
Name: Frederec Green
Title: EVP & COO

[Signature Page to Agreement and Plan of Merger]